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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INTREPID POTASH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
April 3, 2013

Dear Stockholder:

        We cordially invite you to attend the 2013 annual meeting of stockholders of Intrepid Potash, Inc. The meeting will be held on Wednesday, May 29, 2013, at 10:00 a.m. local time, at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202.

        You will find important information about the matters to be voted on at the meeting in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending most of our stockholders a one-page notice regarding the Internet availability of these materials and our 2012 Annual Report instead of sending them a full set of printed materials. This notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to vote on the Internet or by phone and how to request to receive a printed copy of our proxy materials.

        Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote on the Internet or by telephone as described in the attached proxy materials. You also may vote by mail if you timely request to receive printed copies of these proxy materials in the mail.

Very truly yours,

Robert P. Jornayvaz III Executive Chairman of the Board

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Wednesday, May 29, 2013
Time	10:00 a.m. Denver local time
Place	Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202
Items of Business	(1) To elect two Class II directors nominated by our Board of Directors to serve three-year terms expiring at our 2016 annual meeting of stockholders
(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013
(3) To approve, on an advisory basis, our executive compensation
(4) To transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting
The accompanying proxy statement provides more details about each of these proposals.
Record Date	Only holders of record of our common stock on April 1, 2013, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment of the meeting.
Voting
Your vote is very important. Whether or not you plan to attend the meeting, we encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find specific information about how to cast your vote in the Question and Answer section of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2013

This notice, our proxy statement, and our 2012 annual report are available on our website at investors.intrepidpotash.com.

By Order of the Board of Directors of Intrepid Potash, Inc.

Martin D. Litt Secretary

Denver, Colorado
April 3, 2013

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
(303) 296-3006

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Intrepid Potash, Inc., a Delaware corporation, of proxies to be voted at our 2013 annual meeting of stockholders.

The meeting will be held on Wednesday, May 29, 2013, at 10:00 a.m. local time, at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202.

We will begin furnishing these proxy materials to stockholders on or about April 11, 2013.

When we use the term "Intrepid," "us," "we," or "our," we mean Intrepid Potash, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

What matters will be voted on at the annual meeting?

We will ask stockholders to vote on the following matters at the annual meeting:

(1)
To elect two Class II directors nominated by our Board to serve three-year terms expiring at our 2016 annual meeting of stockholders

(2)
To ratify the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for 2013
(3)
To approve, on an advisory basis, our executive compensation

(4)
To transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting

 Why did I receive a one-page notice about the Internet availability of these materials instead of printed materials?

Under rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish proxy materials to our stockholders on the Internet. This means that most of our stockholders will receive a one-page Notice of Internet Availability of Proxy Materials instead of printed copies of the proxy materials. If you receive this notice, you will not receive printed copies of the proxy materials unless you specifically request them. The notice provides instructions on how to access and review the proxy materials on the Internet, how to request to receive a printed set of the proxy materials by mail, and how to vote your shares.

The notice also provides instructions on how to elect to receive all future proxy materials electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

What is the difference between a stockholder of record and a beneficial holder?

Most of our stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., or Computershare, you are the stockholder of record for those shares and are receiving proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Holder

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial holder of those shares. Your broker, bank, or nominee is the stockholder of record and therefore has forwarded proxy materials to you as beneficial holder. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank, or nominee giving you the right to vote the shares.

Who can vote?

Only stockholders of record at the close of business on the record date of April 1, 2013, are entitled to receive notice of, and to vote at, the annual meeting. As of April 1, 2013, there were 75,756,318 shares of common stock issued and outstanding. Each share is entitled to one vote on each item voted on at the annual meeting.

A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the annual meeting and during normal business hours for the ten days prior to the annual meeting at our corporate headquarters located at 707 17th Street, Suite 4200, Denver, Colorado 80202.

 How do I vote?

Stockholder of Record

If you are a stockholder of record, you can vote over the telephone or on the Internet by following the instructions you received from us in the mail or by e-mail. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the proxy card included with the materials. Finally, you can vote in person at the meeting.

Beneficial Holder

If you are a beneficial holder, you can vote over the telephone or on the Internet by following the instructions you received from your bank, broker, or nominee in the mail or by e-mail. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the voting instruction card included with the materials. If you have not received this information from your broker, bank, or other nominee, please contact them as soon as possible. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank, or nominee giving you this right.

If you do not give your bank, broker, or nominee instructions as to how to vote, under the rules of the New York Stock Exchange, or NYSE, your bank, broker, or nominee may not vote your shares on the election of directors or other non-routine items of business without your instructions. Please be sure to return your voting instructions to your bank, broker, or nominee so your vote is counted.

Multiple Holdings

If you hold shares BOTH as a stockholder of record and as a beneficial holder, YOU MUST VOTE SEPARATELY for each set of shares.

Can I change or revoke my vote?

If you are a stockholder of record, you may change your vote at any time prior to the vote at the annual meeting by taking any of the following actions:

  •
  submitting a new proxy with a later date using any of the available methods described above

  •
  providing a written revocation to our Corporate Secretary
  •
  voting in person at the meeting

If you are a beneficial holder, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provided.

Your attendance at the meeting will not automatically revoke your proxy.

What is the quorum requirement for the meeting?

A quorum of stockholders is necessary for any action to be taken at the meeting (other than adjournment or postponement of the meeting). Our bylaws provide that a quorum exists if stockholders holding a majority of the outstanding shares of our common stock are present at the meeting in person or by proxy. If you submit a properly completed proxy, even if you abstain from voting, your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes (described below) also will be counted for purposes of determining the presence of a quorum provided that the bank, broker, or nominee uses its discretionary authority to vote on at least one routine matter.

 How will my shares be voted at the meeting?

Your shares will be voted in accordance with your properly submitted instructions.

Stockholders of Record

If you are a stockholder of record and you submit a proxy but do not include voting instructions on a particular matter, your shares will be voted FOR each of the nominees named in Proposal 1 and FOR each of Proposals 2 and 3 in accordance with the recommendations of our Board. If any other matters are properly presented for a vote at the meeting or any adjournment or postponement of the meeting, your shares will be voted in the discretion of the named proxies.

Beneficial Holders and Broker Non-Votes

If you are a beneficial holder and you do not provide voting instructions to your bank, broker,

or nominee, that organization will determine if it has the discretionary authority to vote your shares on the particular matter. Under NYSE rules, these organizations have the discretion to vote your shares on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2013 (Proposal 2). However, they do not have the discretion to vote your shares on non-routine matters, such as the election of directors and the advisory vote to approve executive compensation (Proposals 1 and 3). The unvoted shares are called "broker non-votes." Shares that constitute broker non-votes are considered present for purposes of determining a quorum but are not considered entitled to vote or votes cast on the particular matter.

What are the voting requirements for each matter?

Proposal		Vote Required	Broker Discretionary Voting Allowed
(1)	Election of each Class II director	Majority of votes cast	No
(2)	Ratification of appointment of KPMG	Majority of votes cast	Yes
(3)	Advisory vote to approve executive compensation	Majority of votes cast	No

For a proposal to receive a majority of the votes cast, the number of shares voted "for" that proposal must exceed the number of votes cast "against" that proposal. Abstentions and broker non-votes will not count as votes cast on any of the proposals.

With respect to the election of Class II directors, each director nominee has tendered a contingent, irrevocable resignation to the Board that will become effective only if he fails to receive the required majority vote and the Board accepts the resignation. In the event a director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board (sometimes referred to as the Governance Committee) will make a recommendation to the Board as to whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

Although the advisory vote on executive compensation is non-binding, as provided by law, our Board and its Compensation Committee will review the results of the vote and will consider the results in making future decisions on executive compensation.

 Who will count the votes?

A representative or designee of Computershare will tabulate the votes and act as inspector of election.

Who will pay the costs of soliciting votes for the meeting?

We will pay all costs of soliciting proxies. We have retained Alliance Advisors LLC to assist in the solicitation of proxies. We expect to pay Alliance Advisors LLC $3,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, telephone, e-mail, or other electronic means of communication. In addition, our officers, directors, and employees, without additional compensation, may also solicit proxies using any of these methods. We will send proxy materials or additional soliciting materials to banks, brokers, other institutions, nominees, and fiduciaries, and these organizations will then forward the materials to the beneficial holders of our shares. On request, we will reimburse these organizations for their reasonable expenses in forwarding these materials.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

        Our Board consists of six directors who are divided into three classes, designated as Class I, Class II, and Class III. In accordance with our bylaws and certificate of incorporation, the number of directors constituting the entire Board is fixed exclusively by the Board from time to time. The directors are divided as evenly as possible into the three classes. If the number of directors is not evenly divisible by three, the remaining positions are allocated first to Class III and then to Class II. The classes of directors serve for staggered three-year terms, with their current terms ending at the annual meeting of stockholders in the following years: Class I directors—2015; Class II directors—2013; and Class III directors—2014.

        The Class II directors elected at the 2013 annual meeting will serve until the 2016 annual meeting. Our nominees for these Class II directorships are J. Landis Martin and Barth E. Whitham. Each nominee has consented to serve as a director if elected. However, if either or both nominees are unable to serve, or for good cause will not serve, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board. Both nominees are currently serving on our Board and were elected by stockholders at our 2010 annual meeting.

        To be elected, each nominee must receive a majority of the votes cast. Specifically, the number of shares voted "for" the nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes will not count as votes cast. Each nominee has tendered to the Board a contingent, irrevocable resignation that will become effective only if the nominee fails to receive the required majority vote and the Board decides to accept the resignation. In the event a nominee does not receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind its decision within 90 days after the date of the certification of the election results.

        Our Corporate Governance Guidelines provide that the Governance Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The Governance Committee performed its evaluation and nominating committee functions in early 2013. The Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that it believes will enhance the quality of the Board's deliberations and decisions. When searching for new candidates, the Governance Committee considers the evolving needs of the Board and searches for candidates to fill any current or anticipated future gaps. The Governance Committee selects each nominee based on the nominee's skills, achievements, and experience. The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe that it is essential that the members of the Board represent diverse and experienced viewpoints. The Governance Committee also believes that each nominee should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board and a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.

        The Governance Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will contribute to our long-term success and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered.

        When seeking candidates for a new director, the Governance Committee solicits suggestions from incumbent directors, management, stockholders, and others. The Governance Committee has authority under its charter to retain a search firm for this purpose. If the Governance Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the full Board.

        The Governance Committee will consider suggestions by stockholders of possible future nominees. The Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may nominate persons for election to the Board only in accordance with our bylaws. You can find more information about the requirements for submitting stockholder proposals, including proposals relating to director nominees, below under the heading "Stockholder Proposals."

        Below is biographical and other information about our Class II director nominees and continuing directors. We also provide for each director the specific experience, qualifications, and skills that helped lead our Board to conclude that he should serve as a director as of the date of this proxy statement.

 Class II Nominees—Term Expires at 2013 Annual Meeting

	Biographical Information	Specific Experiences, Qualifications and Skills Considered by Our Board
J. Landis Martin Age 67 Director since December 2007	Mr. Martin is the founder of the private equity firm Platte River Equity and has been its Managing Director since 2005. Mr. Martin retired as Chairman and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium metals, where he served from 1989 until 2005. Mr. Martin served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide chemicals, from 1987 to 2003 and was Chairman and Chief Executive Officer of Baroid Corporation, an oil services company, from 1990 to 1994. Mr. Martin is Chairman of the Board of Crown Castle International Corp. and is lead director of Halliburton Company and Apartment Investment Management Company.	Management and director experience with public companies Business experience with companies in the manufacturing sector and energy industry
Barth E. Whitham Age 56 Director since April 2008

Mr. Whitham has served as President and Chief Executive Officer of Enduring Resources, LLC, a privately held company focused on the acquisition and exploitation of upstream energy assets in domestic onshore basins, since 2005, and also serves on its board of directors. From 1991 to 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and also served on its board of directors. Mr. Whitham is a director of Ensign Energy Services Inc.

Management and director experience with operations and management of public companies Business experience in the energy industry

 Class III Directors—Term Expires at 2014 Annual Meeting

	Biographical Information	Specific Experiences, Qualifications and Skills Considered by Our Board
Robert P. Jornayvaz III Age 54 Director since December 2007	Mr. Jornayvaz has served as our Executive Chairman of the Board since May 2010. Mr. Jornayvaz served as our Chairman of the Board and Chief Executive Officer from our formation in November 2007 until May 2010. Mr. Jornayvaz served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our initial public offering, or IPO, in 2008. Mr. Jornayvaz is the sole owner of Intrepid Production Corporation, which owns approximately 14% of our common stock as of April 1, 2013.	Management experience with us and our predecessor company

14 years of experience in the potash mining industry and over 30 years of experience in the oil and gas industry

Experience in extractive and commodities businesses
Hugh E. Harvey, Jr. Age 60 Director since December 2007

Mr. Harvey has served as our Executive Vice Chairman of the Board since May 2010 and as a member of our Board since our formation in November 2007. Mr. Harvey served as our Chief Technology Officer from May 2009 until May 2010, our Chief Operating Officer from February 2009 to October 2009, and our Executive Vice President of Technology from November 2007 until May 2009. Mr. Harvey served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our IPO in 2008. Mr. Harvey is sole owner of Harvey Operating and Production Company, which owns approximately 13% of our common stock as of April 1, 2013.

Management experience with us and our predecessor company

14 years of experience in the potash mining industry, over 25 years of experience in the oil and gas industry, and a unique combination of mining, mineral processing, drilling, field operations, and economic evaluation experience

Engineering and operational experience in extractive industries

 Class I Directors—Term Expires at 2015 Annual Meeting

	Biographical Information	Specific Experiences, Qualifications and Skills Considered by Our Board
Terry Considine Age 66 Director since April 2008	Mr. Considine has served as Chief Executive Officer and Chairman of the Board of Apartment Investment Management Company, a publicly held, multi-family apartment real estate investment trust, since 1994. Mr. Considine also served as Chief Executive Officer and Chairman of American Land Lease, Inc., another publicly held real estate investment trust, from 1996 to February 2009.	Management and director experience with public companies Business experience in the real estate industry
Chris A. Elliott Age 47 Director since August 2010

Mr. Elliott has served as President and Chief Executive Officer of Agricultural Company of America Partners, LP, a privately held company that owns and manages agriculture real estate and operates farms producing a variety of crops over a diverse geographic spectrum, since 2007. Mr. Elliott has also served as President and co-owner of Accuform Technologies,  LLC, a privately held agriculture product development company, since 2007. Mr. Elliott previously served as President and Chief Executive Officer of Nutra-Park Inc., an agriculture plant growth regulator company, from 2002 to 2006.

25 years of business experience in the agriculture industry In-depth knowledge of agricultural commodities

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE. Proxies will be voted in favor of each nominee unless you specify otherwise in your proxy.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

        The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the year ended December 31, 2013, and our Board is asking stockholders to ratify this selection. Stockholder approval or ratification is not required to appoint KPMG; however, our Board believes that submitting the appointment of KPMG to stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG. If the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that a change would be in the best interest of us and our stockholders.

        KPMG has served as our independent registered public accounting firm since 2007. To our knowledge, neither KPMG nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        We paid the following fees to KPMG for the audit of our consolidated financial statements and for other services provided in the years ended December 31, 2012, and 2011. All of these services and fees were pre-approved by the Audit Committee.

	2012	2011
Audit Fees	$708,199	$700,464
Audit-Related Fees	$5,720	—
Tax Fees	$72,888	125,878
All Other Fees	—	—

Total Fees	$786,807	$826,342

        Audit fees include fees associated with the annual audit of our consolidated financial statements and internal control over financial reporting; the review of our periodic reports; accounting consultations; services related to, or required by, statute or regulation, such as consents; and other audit services related to SEC and other regulatory filings. Audit-related fees represent fees associated with the review of a universal shelf registration statement. Tax fees include fees for assistance with technical and compliance tax research. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the independence of KPMG.

Audit Committee Pre-Approval Policy and Procedures

        Under its charter, the Audit Committee is responsible for approving the fees and any other significant compensation paid to our independent accountants and pre-approving any non-audit services to be performed by our independent accountants. The pre-approval requirement may be waived only if the non-audit services meet a de minimis exception allowed by law. In carrying out this responsibility, the Audit Committee follows the following general procedures:

  •
  If applicable, each year the Audit Committee reviews and pre-approves a schedule of the particular services and estimated fees for proposed audit and non-audit services to be provided by the independent accountants during the next annual audit cycle.

  •
  Actual amounts paid to the independent accountants are monitored by our financial management and reported to the Audit Committee.

  •
  Any services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed.

  •
  Incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking stockholders to approve, on an advisory basis, the compensation of our executives as disclosed in this proxy statement in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act, and SEC rules. This proposal is commonly called a "say-on-pay" vote. We encourage you to read the Compensation Discussion and Analysis, or CD&A, section of this proxy statement and the summary compensation and other tables that follow the CD&A. These sections provide detailed information about our compensation objectives, the design and operation of our executive compensation program, and the 2012 compensation of our executives.

        We believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders and is instrumental in helping us achieve solid financial performance. Specifically, our executive compensation program is designed to meet the following goals:

  •
  To provide compensation opportunities that attract, retain, motivate, and reward talented executives

  •
  To emphasize pay for performance by linking a substantial portion of the compensation of our executives to individual and corporate performance, including stockholder return

  •
  To encourage stock ownership by our executives to align their interests with those of our stockholders generally

        We are asking stockholders to approve the following non-binding resolution:

    RESOLVED, that the compensation paid to Intrepid's executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is hereby APPROVED.

        The say-on-pay vote gives our stockholders the opportunity to express their views on the compensation of our executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the principles, policies, and practices described in this proxy statement. As an advisory vote, the outcome of the vote is not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. At our 2012 annual meeting, our stockholders expressed support for the compensation of our executives, with 97% of the votes cast for advisory approval of our executive compensation.

        At our 2011 annual meeting, our stockholders supported, on an advisory basis, an annual frequency for the say-on-pay vote (in contrast to a frequency of every two or three years). After the 2011 annual meeting and taking into consideration stockholder support for an annual say-on-pay vote, our Board determined to hold the say-on-pay vote annually. Accordingly, the next say-on-pay vote will occur at our 2014 annual meeting. The next advisory vote on the frequency for the say-on-pay vote will occur at our 2017 annual meeting.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

CORPORATE GOVERNANCE

Director Independence

        Our Board is comprised of a majority of independent directors. Our Board has determined that each of Terry Considine, Chris A. Elliott, J. Landis Martin, and Barth E. Whitham is an independent director under the rules of the SEC and NYSE and does not have any material relationship with us other than his position as a director and stockholder. In making these determinations, our Board considered past employment, remuneration, and all other relationships with Intrepid, as well as the specific independence tests set forth in the NYSE's director independence rules. Our Board also considered the relationships described below among directors and in each case concluded that the relationship did not compromise the director's independence.

        Messrs. Martin and Considine—Each of Messrs. Jornayvaz, Harvey, and Considine has an investment in an investment fund controlled by Mr. Martin. Our Board considered among other things that each of these investments constitutes less than 1% of the total amount of the fund.

        Messrs. Considine and Whitham—Each of Messrs. Jornayvaz, Considine, and Whitham has made investments in companies that were created to acquire and own residential apartment properties and that are managed and controlled by Mr. Considine's son. Our Board considered among other things the size and characteristics of each of these investments.

        Mr. Whitham—Enduring Resources, LLC and BH Holdings LLC have entered into an Aircraft Dry Lease Agreement and Crew Services Agreement relating to an aircraft owned by BH Holdings. Mr. Whitham is the Chief Executive Officer and President of Enduring Resources, and BH Holdings is owned by entities controlled by Messrs. Jornayvaz and Harvey. Our Board considered among other things the monetary value of the proposed transactions and nature of the agreement. Enduring Resources did not use the aircraft owned by BH Holdings during 2012.

Board Leadership Structure

        We currently do not have a position entitled chief executive officer. We have one individual serving as our principal executive officer and chairman of our Board. Specifically, our Board has appointed Mr. Jornayvaz to serve as our Executive Chairman of the Board and our principal executive officer for SEC and NYSE reporting purposes. Our Board believes that Mr. Jornayvaz is best situated to serve as Executive Chairman of the Board because he is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside the company and from different industries, while Mr. Jornayvaz brings company- and industry-specific experience and expertise. In addition, Mr. Jornayvaz is our largest stockholder, holding 14% of our outstanding common stock as of April 1, 2013. Consequently, Mr. Jornayvaz's interests are generally aligned with the interests of our other stockholders.

        At this time, our Board believes that the combined role of Executive Chairman of the Board and principal executive officer promotes strategy development and execution and facilitates information flow between management and our Board, each of which is essential to effective corporate governance. One of the key responsibilities of our Board is to develop strategic direction and to hold management accountable for the execution of strategy once it is developed. Our Board believes the combined role of Executive Chairman of the Board and principal executive officer, supported by an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independent Lead Director

        Our Board has selected Mr. Martin to serve as its independent lead director. Our lead director has the following responsibilities:

  •
  Serves as the principal liaison between non-management directors and the Executive Chairman of the Board and between the Board and our stockholders

  •
  Presides over regularly scheduled executive sessions of non-management directors and meetings of independent directors

  •
  Presides at all Board meetings at which the Executive Chairman of the Board is not present

  •
  Together with the Executive Chairman of the Board, approves meeting agendas for the Board and reviews any materials, as so desired by the lead director, that will be distributed to the Board; the lead director also may request that additional materials be distributed to the Board

  •
  Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items

  •
  At his or her discretion, calls meetings of the non-management directors

  •
  If requested by major stockholders, ensures that he or she is available for consultation and direct communication

  •
  Performs any other duties as may from time to time be delegated to the lead director by the Board

Risk Management

        We are exposed to a number of risks, and at least annually we undertake a risk management review to identify and evaluate risks throughout our company and to develop plans to manage them effectively. We have established an enterprise risk management program to assist in this process. Our Executive Vice President of Human Resources and Risk Management is directly responsible for our risk management functions, and, in this role, he periodically updates the Board regarding ongoing assessment and mitigation of our risks and works closely with members of senior management, mine general managers, and others within Intrepid to identify and design programs or procedures to mitigate potential risks where possible. We also have established a compliance program, including our Code of Business Conduct and Ethics and ancillary statements and policies, and have appointed a Chief Compliance Officer to manage the compliance program. In this capacity, our Chief Compliance Officer reports directly to the Audit Committee.

        Our Board has an active role, as a whole and at its committee level, in overseeing management of our risks. Our Board regularly reviews information about our liquidity, capital expenditures, cost of goods sold, inventory, product pricing, and sales, as well as the associated risks in the potash market. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees the management of accounting, financial reporting, and financial risks and the management of our compliance program. The Governance Committee manages risks associated with director independence and potential conflicts of interest. Our Board oversees management of risks associated with operations, environmental, health, and safety. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks through committee reports.

        You can find more information about our assessment of risks arising from compensation policies and practices below under the heading "Risks Arising from Compensation Policies and Practices."

Communication with Directors

        Stockholders and other interested parties who wish to communicate with our Board, including our independent or non-management directors as a group, our lead director or any other individual director, may do so by submitting a written communication to our lead director at the following address:

Lead Director
c/o Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202

        Communications can be made anonymously and confidentially using this method. A copy of communications will be forwarded to our legal counsel and retained for a reasonable period of time. Our lead director may discuss these communications with our legal counsel, independent advisors, non-management directors, or management and may take other action or no action as he or she determines in good faith, using reasonable judgment and discretion.

        The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters. We have established a toll-free telephone number for employees to use to report, on a confidential and anonymous basis, any concerns regarding questionable accounting, internal accounting controls, or auditing matters.

Stock Ownership Guidelines

        We believe that stock ownership by our directors and senior management better aligns their interests with those of our other stockholders. As such, our Board has established stock ownership guidelines that encourage these individuals to own meaningful amounts of our common stock. After a specified phase-in period, each covered individual is expected to own Intrepid common stock with a minimum average value equal to a specified multiple of his or her then-current annual base salary or annual cash retainer. If the individual has not achieved this ownership level by the end of the phase-in period, the individual is expected to retain ownership of at least 50% of the total number of shares of our common stock received from the exercise of stock options (excluding any shares withheld to cover taxes and any shares sold or netted to pay the exercise price) until the ownership level has been achieved. In addition, after the phase-in period, the individual may not enter into any transaction that would result in non-compliance (excluding the withholding of shares to cover taxes due upon the vesting of restricted stock or performance unit awards).

        The table below summarizes our stock ownership guidelines:

Individual	Multiple of Annual Base Salary or Cash Retainer	Phase-In Period
Chief Executive Officer or Principal Executive Officer (CEO)	6	5 years after first becoming CEO (or February 2016 if later)
Senior Vice Presidents and above (Senior Employees)	2	5 years after first becoming a Senior Employee (or March 2014 if later)
Non-employee Board members	5	5 years after first becoming a Board member (or February 2016 if later)

        All of our directors and executives were in compliance with the stock ownership guidelines, or were within the applicable phase-in period, as of April 1, 2013.

Insider Trading Policy and Hedging and Pledging Transactions

        Our directors and executives are subject to various trading restrictions under our insider trading policy. These individuals may enter into transactions involving our securities or derivative securities only during regular quarterly trading periods and must receive our permission before entering into these transactions. Derivative transactions may allow a person to own our securities without the full risks and rewards of ownership and, as a result, the person may no longer have the same objectives as other holders of our securities. Accordingly, we approve transactions in derivative securities only when they do not involve this risk. Directors and executives are prohibited from engaging in short sales relating to our securities. They are also prohibited from pledging our securities as collateral for a loan, including holding our securities in a margin account (except under special circumstances as approved by us).

        None of our directors or executives is involved in any hedging or pledging transactions relating to our securities.

Committees and Meetings

        Our Board met ten times in 2012. In 2012, each director attended in person or by phone 75% or more of the aggregate of the total number of meetings of the Board held while he was a director and of each committee on which he served during the period in which he served as a member of that committee. Each director is expected to attend our annual meetings. All of our directors attended our 2012 annual meeting. Our independent and non-management directors meet regularly in executive session without management present.

        Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. Each of these committees is comprised solely of independent directors. The charters for these committees are available on our website at www.intrepidpotash.com. Each of these committees meets regularly in executive session without management present.

        The following table sets forth the chairperson and members of each committee and the number of meetings held in 2012.

Name of Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Terry Considine	X	Chair	X
Chris A. Elliott	X	X	X
J. Landis Martin	Chair	X	X
Barth E. Whitham	X	X	Chair
Number of Meetings in 2012	9	4	9

Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibilities to us and our stockholders relating to the accounting and financial reporting processes and the audit of our financial statements. The Audit Committee oversees management's processes and activities related to maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements; the assessment of the independent auditor's qualifications and independence; and compliance with laws and regulations and the requirements of the NYSE. The Audit Committee is solely responsible for the engagement and discharge of independent auditors and reviews the quarterly and annual financial results. The committee reviews the audit plan and the results of the audit with the independent auditors and reviews the independence of the auditors, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our risk management policies. The Audit Committee also has oversight responsibility for our internal audit function. Our Director of Internal Audit reports directly to the Audit Committee.

        Audit Committee members are prohibited from serving on more than two other audit committees of public companies.

        Our Board has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and is independent under the NYSE's director independence standards applicable to audit committee members, including the heightened independence requirements under the SEC's rules. In addition, the Board has determined that each of Messrs. Martin, Considine, and Whitham qualifies as an "audit committee financial expert" as defined by SEC rules.

Nominating and Corporate Governance Committee

        The Governance Committee reviews the overall composition of our Board, identifies individuals qualified to become members of our Board, and recommends to our Board the director nominees for the next annual meeting. The Governance Committee also oversees the evaluation of our Board and management succession plans, reviews from time to time our policies and practices on corporate governance including our Corporate Governance Guidelines, and recommends to our Board any changes it may deem necessary. Additionally, the Governance Committee is responsible for the periodic review and recommendation to the Board of the compensation structure for the non-employee directors for Board and committee service.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executives; administers our equity incentive plans; and has overall responsibility for evaluating and approving (or recommending for approval to the Board) all compensation plans, policies, and programs that affect our executives. You can find more information about the Compensation Committee's role in setting executive compensation below under the heading "Compensation Discussion and Analysis." The Compensation Committee may form and delegate responsibility to subcommittees as it deems necessary or appropriate; provided that any subcommittee must meet all applicable independence requirements. In addition, the Compensation Committee may not delegate to persons other than independent directors any functions that are required, under applicable NYSE rules or federal securities laws, to be performed by independent directors. In this regard, during 2012, the Compensation Committee had a Section 162(m) Subcommittee comprised solely of "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). The Section 162(m) Subcommittee was responsible for, among other things, approving equity awards and performance-based compensation for our executives.

Director Designation and Voting Agreement

        Intrepid, Intrepid Production Corporation (or IPC), and Harvey Operating and Production Company (or HOPCO) are parties to a Director Designation and Voting Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. IPC and HOPCO, together with Messrs. Jornayvaz and Harvey, in the aggregate own approximately 27% of our outstanding common stock as of April 1, 2013. Under this agreement, each of IPC and HOPCO has agreed to designate one candidate for nomination and election to our Board and to vote their shares in favor of the other's candidate. We have agreed to use our best efforts to assure that the designees are included in the slate of nominees to the Board and recommended for election. We have also agreed not take any action to change the size of the Board to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the NYSE. The directors currently serving on our Board under this agreement are Mr. Jornayvaz (nominated by IPC) and Mr. Harvey (nominated by HOPCO), both of whom are Class III directors whose terms expire in 2014.

        Each of IPC and HOPCO has also agreed, except in the case of a transfer to each other, their affiliates, or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of such shares would own, directly or indirectly, 5% or more of our outstanding common stock. The rights and obligations under this agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to either stockholder party and its affiliates when their collective beneficial ownership falls below 5% of our outstanding common stock.

        Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

Governance-Related Materials

        You can find copies of our governance-related materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the written charters of the Audit Committee, Governance Committee, and Compensation Committee, in the investor relations section of our website at www.intrepidpotash.com. Copies of these materials also are available in print to any stockholder who requests them by sending a written request to the following address:

Corporate Secretary
Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2012, Messrs. Whitham, Considine, Elliott, and Martin served on our Compensation Committee. None of our executive officers currently serves, or served during 2012, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of Intrepid.

COMPENSATION COMMITTEE REPORT

        The following report of the Compensation Committee is not "soliciting material," will not be deemed "filed" with the SEC, and will not be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (referred to as the Securities Act), or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

                      THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.

                      Barth E. Whitham, Chairman
                      Terry Considine
                      Chris A. Elliott
                      J. Landis Martin

 COMPENSATION DISCUSSION AND ANALYSIS

        This section describes our executive compensation program as it relates to the following individuals:

  •
  Robert P. Jornayvaz III—Executive Chairman of the Board

  •
  David W. Honeyfield—President and Chief Financial Officer

  •
  Martin D. Litt—Executive Vice President, General Counsel, and Secretary

  •
  John G. Mansanti—Senior Vice President of Operations

  •
  James N. Whyte—Executive Vice President of Human Resources and Risk Management

        When we refer to our "executives" throughout this proxy statement, we mean the five individuals named above.

Executive Summary

        We believe that a strong executive team is critical to our long-term success. One of the key goals of our executive compensation program is to attract, motivate, and retain a talented team of executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders' long-term interests. We believe the design of our executive compensation program is effective and is in the best interests of our stockholders.

2012 Performance Highlights

        We are the largest producer of potash in the United States supplying more than 9% of the country's annual consumption. In 2012, we delivered healthy financial results and continued to invest capital in projects that are designed to increase production and lower our per-ton production cost. We also returned cash to stockholders through a special dividend. Financial and operating highlights for 2012 include the following:

  •
  We finished the year with the highest average net realized sales price and the highest average cash margin of all North American potash producers.*

  •
  Sales were $451.3 million, an increase from $443.0 million in 2011.

  •
  We earned net income of $87.4 million, or $1.16 per diluted share, down from $109.4 million, or $1.45 per diluted share, in 2011.

  •
  We generated cash flow from operating activities of $187.8 million, up from $173.9 million in 2011.

  •
  We returned $56.5 million in cash to our stockholders through a special dividend of $0.75 per share in December 2012.

*
Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in 2012. Average cash margin is an operating performance measure calculated as average net realized sales price less cash operating cost of goods sold, net of by-product credits (which is defined as total cost of goods sold including royalties but excluding depreciation, depletion, and amortization, divided by the number of tons sold in 2012). Comparative information for other North American potash producers (Potash Corporation of Saskatchewan Inc., The Mosaic Company, and Agrium Inc.) was obtained from publicly available information.

  •
  We made capital investments totaling $253.0 million designed to increase our production and lower our per-ton production costs.

        You can find more information about our 2012 financial and operating results in our Annual Report on Form 10-K for the year ended December 31, 2012.

Pay for Performance

        Our executive compensation program is designed to reward performance and to align our executives' interests with the long-term interests of our stockholders. We emphasize pay for performance in several ways:

  •
  Our executives have significant responsibilities relating to our overall strategic direction, the management of our capital structure, and the execution of our operating, marketing, and capital investment programs. We believe that a significant portion of executives' compensation should be variable, or "at risk." Our executive annual bonuses and equity awards constitute at-risk compensation. This approach helps to ensure that executives with greater responsibility for achieving our performance goals bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if those goals are met.

  •
  We pay annual cash bonuses based on individual and corporate performance. A significant portion of these bonuses is paid based on the achievement of annual operational and financial goals that impact earnings and influence the longer-term value of our company. These bonuses can range from 0% to 200% of target based on performance and therefore are entirely at risk if the pre-established goals are not met at designated levels. We also provide additional discretionary bonuses for other company successes or if we believe an executive has shown extraordinary leadership or individual performance.

  •
  A significant portion of executives' total compensation is paid in the form of long-term equity awards. By their nature, equity awards are directly linked to the longer-term performance of our stock. For 2012, we further linked equity awards to our performance by granting a portion of each executive's total equity award value in the form of performance-contingent and time-vested performance unit awards. The performance units are payable in shares of our stock over a three-year vesting period. The number of shares deliverable at settlement was determined based on a payout range of 0% to 150% depending on our actual 2012 performance compared to specified production or relative total shareholder return, or TSR, goals. As a result, the value that an executive ultimately earns from his performance units is tied to both our near-term performance, through the production and relative TSR measures, and our longer-term performance, through the payout over time in shares of our stock. In setting overall compensation for executives, the Compensation Committee takes into account market data and overlays an evaluation of the individual executive's contributions to our business. Among other things, the Compensation Committee considers how each executive's individual efforts and accomplishments contributed to the advancement of our long-term strategic goals and how each executive's individual efforts helped us to successfully manage the business through unpredictable challenges.

2012 Executive Compensation Summary

        Below are key features of our 2012 executive compensation program.

  •
  Executive Chairman Compensation and Stock Ownership—Mr. Jornayvaz has had the same $100,000 annual base salary and $500,000 target annual bonus since 2010. Mr. Jornayvaz is our largest stockholder, holding 14% of our outstanding common stock as of April 1, 2013.

    Consequently, a meaningful amount of Mr. Jornayvaz's long-term returns from Intrepid continue to come from returns on his ownership stake in our company. In addition, under our stock ownership guidelines, Mr. Jornayvaz is expected to own Intrepid common stock with a minimum average value equal to six times his annual base salary. As a result, his interests are generally aligned with the interests of our other stockholders.

  •
  Annual Cash Bonuses—Based on our 2012 financial and operational performance, our executives received cash bonuses equal to 71.2% of their target bonuses. This percentage was made up of a payout of 38.8% under our Short-Term Incentive Plan, a payout of 24.0% relating to an evaluation of performance on major capital projects as contemplated at the beginning of the year, and a discretionary bonus of 8.4% relating to successful performance of our potash marketing and sales program.

  •
  Introduction of Performance Unit Awards—In 2012, we shifted from granting equity awards as a combination of time-vested restricted stock and stock options to granting a combination of time-vested restricted stock and performance-contingent and time-vested performance unit awards. We believe this shift further strengthens our commitment to paying for performance, as described in more detail above under the heading "Pay for Performance."

  •
  Stock Ownership Guidelines—We maintain stock ownership guidelines that encourage our executives and other key employees to own meaningful amounts of our common stock, thereby better aligning their interests with those of our other stockholders. You can find details about these stock ownership guidelines above under the heading "Corporate Governance—Stock Ownership Guidelines."

  •
  Market Adjustments to Compensation—In February 2012, the Compensation Committee approved increases to the targeted total direct compensation for our executives other than Messrs. Jornayvaz and Honeyfield. The increases were effected through changes in base salary, target annual bonus, and target equity awards and were generally intended to establish targeted total direct compensation approximately at or slightly below the market median.

  •
  Limited Use of Employment Agreements—None of our executives has an employment agreement other than Messrs. Jornayvaz and Harvey. All executives are expected to demonstrate strong personal performance in order to continue serving as a member of our executive team.

        Each of these items is described in more detail later in this section.

Impact of 2012 Say-on-Pay Advisory Vote

        At our 2012 annual meeting, stockholders expressed support for the compensation of our executives, with 97% of the votes cast for advisory approval of our executive compensation. When the Compensation Committee conducts its annual review of executive compensation during the first part of each year, it considers a variety of factors as discussed in this CD&A, including the results of the previous year's advisory vote to approve executive compensation. While the Compensation Committee has considered the results of the 2012 advisory vote, it did not make any changes to our executive program or policies as a result of the vote in light of the strong stockholder support.

Philosophy and Overview of Compensation

Objectives

        The goals of our executive compensation program are described below:

  •
  To provide compensation opportunities that attract, retain, motivate, and reward talented executives

  •
  To emphasize pay for performance by linking a substantial portion of the compensation of our executives to individual and corporate performance, including stockholder return

  •
  To encourage stock ownership by our executives to align their interests with those of our stockholders generally

Elements of Compensation

        The primary elements of our 2012 executive compensation program are described below:

Element	Purpose	Intrepid Potash Practice
Base Salary	To provide a fixed amount of pay for an executive's primary duties and responsibilities	Base salaries are reviewed annually and are set based on market competitiveness, individual performance, and internal pay equity.
Annual Cash Incentive	To incentivize the achievement of near-term financial and operational corporate goals and individual objectives
Annual cash bonus target amounts are reviewed annually and set based on market competitiveness, individual performance, and internal pay equity. Payout amounts vary relative to individual and corporate performance. In general, we use the same corporate goals to evaluate executive bonuses as we do to evaluate bonuses for non-executive employees.
Long-Term Equity Incentive	To support our goals of retaining our critical talent and aligning management interests with those of stockholders
For 2012, we granted a combination of restricted stock and performance units. The value of equity awards is inherently linked to the longer-term performance of our stock. Both restricted stock and performance units are subject to a three-year vesting period, meaning that the value of these awards becomes potentially realizable over this period. In addition, the value of performance units is tied to our near-term performance because payout is directly linked to corporate performance in 2012 as compared to pre-established goals. The first goal related to our potash and langbeinite production in 2012, and the second goal related to our relative TSR in 2012 versus a group of our peers in the potash industry and an index.

        We also provide the following compensation elements to our executives:

Element	Purpose	Intrepid Potash Practice
Employee Benefits	To provide basic employee benefits that are generally consistent with the benefits provided to our other employees and with benefits provided by other companies of our size	Our employees, including our executives, receive basic health, life, and disability insurance and 401(k) benefits. Executives are also entitled to the payment or reimbursement of supplemental long-term disability insurance premiums.
Perquisites	To provide benefits that are designed to keep our executives in good health and to increase their time and travel efficiencies
Executives are eligible for a gym membership allowance and paid parking, which are benefits that are generally consistent with the benefits provided to all of our Denver-based employees. Executives are also eligible for an executive physical allowance and for personal use of corporate aircraft, subject to the explicit approval from the Executive Chairman of the Board or Executive Vice Chairman of the Board.
Change-in-Control Benefits	To preserve executive productivity and encourage retention in an actual or potential change in control	These benefits are carefully tailored to our company and are generally competitive with benefits offered by similarly situated companies.

Role of the Compensation Committee, Compensation Consultants, and Management

        The Compensation Committee retains Frederic W. Cook & Co., Inc., or F.W. Cook, as its independent compensation consultant. Among other things, F.W. Cook helps the Compensation Committee collect and analyze market data relating to executive and director compensation, provides relative performance benchmarking for context, provides information about general compensation trends, and provides advice on a variety of executive and director compensation matters.

        The Compensation Committee first engaged F.W. Cook as its compensation consultant in mid-2011. Before then, Pay Governance LLC, or Pay Governance, was the Compensation Committee's compensation consultant. As part of the transition to F.W. Cook from Pay Governance, for 2012, the Compensation Committee asked both F.W. Cook and Pay Governance to collect executive compensation market data.

        Neither F.W. Cook nor Pay Governance provides any other services to us or our management or has any other direct or indirect business relationships with us or other management. The Compensation Committee has assessed the independence of F.W. Cook and concluded that its work does not raise any conflicts of interest. The Compensation Committee also assessed the independence of Pay Governance with respect to the transitional work that it did for 2012 and concluded that its work did not raise any conflicts of interest.

        While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program's objectives with the realities of rewarding and retaining our valued executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks Messrs.  Jornayvaz and Honeyfield to make recommendations about the compensation to be paid to executives. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, Messrs. Jornayvaz and Honeyfield and other members of our executive management team meet periodically with the Compensation Committee regarding the design of our compensation programs and other compensation matters. The Compensation Committee meets regularly in executive sessions without management present.

Role of Peer Groups and Benchmarking

        Taking into account the recommendation of F.W. Cook, for 2012, we changed the peer group that we use for purposes of setting executive compensation. For 2012, we selected a peer group that was focused on companies with which we may compete for business, capital, or executive talent. Specifically, we looked at natural resources companies that are based in the U.S. and that had revenues and market capitalizations ranging from about 0.25 times to 4.0 times our revenue and market capitalization at the time (or a revenue range from $136 million to $1.481 billion and a market capitalization range from $521 million to $3.865 billion). For 2011, we had selected a peer group that included companies that (a) had revenues ranging from $109 million to $963 million and market capitalizations ranging from $227 million to $3.0 billion and (b) were in our industry or other extraction industries (whether U.S.- or non-U.S.-based) or were based in Colorado.

        Below are our 2012 and 2011 peer groups. Companies shown in boldface type are in both peer groups.

2012 Peer Group	2011 Peer Group
Access Midstream Partners, L.P. (formerly Chesapeake Midstream Partners, L.P.)	AMCOL International Corporation American Vanguard Corporation
Allied Nevada Gold Corp.	Berry Petroleum Company
AMCOL International Corporation	Bill Barrett Corporation
Arch Chemicals, Inc.	Brush Engineered Metals Inc.
Balchem Corporation	Clayton Williams Energy, Inc.
Bill Barrett Corporation	Compass Minerals International Inc.
Brigham Exploration Company	Crocs, Inc.
Calgon Carbon Corporation	Delta Petroleum Corporation
Cheniere Energy, Inc.	DigitalGlobe, Inc.
Clayton Williams Energy, Inc.	Forest Oil Corporation
Compass Minerals International Inc.	Golden State Resources Limited
Globe Specialty Metals, Inc.	Lundin Mining Corporation
H.B. Fuller Company	National CineMedia, Inc.
Hecla Mining Company	Petroleum Development Corporation
Minerals Technologies Inc.	Rosetta Resources Inc.
Natural Resource Partners L.P.	RTI International Metals, Inc.
Rosetta Resources Inc.	SM Energy Company
Royal Gold, Inc.	Thompson Creek Metals Company Inc.
SM Energy Company	Titanium Metals Corporation
Spectra Energy Corp.	Venoco, Inc.
Stillwater Mining Company
Terra Nitrogen Company, L.P.
Venoco, Inc.

        Because of our transition from F.W. Cook to Pay Governance, for 2012, we decided to review a blend of market data collected by both consultants using both our 2012 and 2011 peer groups. The goal was to obtain data that could be used to better identify year-over-year trends and to help guard against a situation where users of the data could come to the conclusion that the market data showed an increase in executive compensation levels in the market when in fact the market data showed an increase only because of our consultant or peer group changes. The market data from both consultants and for both peer groups was fairly comparable, thereby supporting our conclusion that changes in market conditions, and not the consultant and peer group changes, warranted the recommended changes in compensation for our executives.

        The market data collected by F.W. Cook and Pay Governance included the following:

  •
  Proxy data collected by F.W. Cook—F.W. Cook collected proxy-reported data on the compensation paid in 2010 to executives at companies in our 2012 peer group, as reported in these companies' proxy statements filed in 2011.

  •
  Survey data collected by Pay Governance—Pay Governance collected survey data from a 2011 general industry executive compensation survey performed by Towers Watson that included approximately 800 companies from all industries and that covered compensation paid in 2010. Pay Governance sized and sorted the data in a variety of ways in an effort to allow us to better identify year-over-year trends and to mitigate year-over-year volatility in revenues and pay levels. Specifically, Pay Governance sized the data to a $480 million and a $370 million annual revenue scope, which represented our budgeted revenue level for 2012 and 2011, respectively. In addition, Pay Governance sorted the data to include only companies with revenues between $150 million and $700 million and separately to include only companies with revenues between $200 million and $500 million. We considered these parameters to represent reasonable ranges of revenue that we might likely achieve given the volatility in commodity prices and production results associated with our business. The Compensation Committee reviewed the survey data only on an aggregate basis and did not receive a list of the individual component companies or consider the individual practices of those companies.

  •
  Proxy data collected by Pay Governance—Pay Governance collected proxy-reported data on the compensation paid in 2010 to executives at companies in our 2011 peer group, as reported in these companies' proxy statements filed in 2011.

        In general, each set of market data presented, for each executive position, base salary, target bonus, target equity compensation, and target total direct compensation for similarly situated executives at the 25th, 50th, and 75th percentiles.

        At the direction of the Compensation Committee, management analyzed this market data and provided the results of its analysis, together with the recommendations of Messrs. Jornayvaz and Honeyfield, to the Compensation Committee. The initial reference point for market practices was the F.W. Cook proxy data. Because of the changes in our peer group from 2011 to 2012, the Pay Governance survey and proxy data was also reviewed. For most of these executives, proxy data did not provide a directly comparable position match. In those cases, the Compensation Committee reviewed the Pay Governance survey data at the 50th to 75th percentiles to establish a reasonable range for targeted total direct compensation. Because the survey data did not provide directly comparable position matches for some of these executives, the data was presented based on a combination of best-matched positions and responsibilities. In general, the Compensation Committee set targeted total direct compensation for Mr. Honeyfield between the 50th and 75th percentiles of the market median for chief operating officer and chief financial officer positions to address his combined role of President and CFO. For Messrs. Litt, Mansanti, and Whyte, the Compensation Committee set targeted total direct compensation at approximately at or slightly below the market median. The Compensation Committee also considered the executive's experience and responsibilities, as well as the recommendations of Messrs. Jornayvaz and Honeyfield.

        The Compensation Committee did not review market data with respect to Mr. Jornayvaz's 2012 compensation in light of his request, and our agreement, to reduce his compensation in connection with his May 2010 employment agreement, as discussed in more detail below under the heading "2012 Compensation Decisions."

2012 Compensation Decisions

Base Salary

        Mr. Jornayvaz's current employment agreement sets his salary at $100,000, subject to annual review by the Compensation Committee. When we entered into this agreement with Mr. Jornayvaz in May 2010, he requested that we reduce his salary to $100,000 in connection with the reallocation of day-to-day responsibilities to other executives, including Mr. Honeyfield. The Compensation Committee did not make any changes to Mr. Jornayvaz's salary for 2012.

        In March 2012, the Compensation Committee conducted its annual review of salaries for our other executives. Taking into account management's analysis of market data and the recommendations of Messrs. Jornayvaz and Honeyfield, the Compensation Committee decided not to make any change to

Mr. Honeyfield's salary of $400,000 and approved the following changes to the salaries for Messrs. Litt, Mansanti, and Whyte:

Name	2011 Salary	Increase	2012 Salary (Increases Effective 3/5/12)
Robert P. Jornayvaz III	$100,000	—	$100,000
David W. Honeyfield	$400,000	—	$400,000
Martin D. Litt	$300,000	5%	$315,000
John G. Mansanti	$265,000	11%	$295,000
James N. Whyte	$240,000	4%	$250,000

        In making these changes, the Compensation Committee generally set salaries at amounts that resulted in targeted total direct compensation approximately at or slightly below the market median, as described more fully above under the heading "Role of Peer Groups and Benchmarking." For Mr. Mansanti, the Compensation Committee also considered his significant responsibility over operations and capital and the potential long-term value creation of his role.

Annual Cash Incentive

        The following table identifies each component of the 2012 bonuses awarded to our executives. You can find more information about how each component was calculated below the table.

Name	2012 Salary	x	Target Bonus Amount / Target Bonus as a Percentage of Base Salary	x	Bonus Payout Percentage of 71.2%			=	2012 Cash Bonus(1)
Robert P. Jornayvaz III	(2)		$500,000(2)						$356,000
David W. Honeyfield	$400,000		75%		38.8%	24.0%	8.4%		$213,600
Martin D. Litt	$312,404		40%/50%(3)		Short-Term	Major	Potash		$108,012
John G. Mansanti	$289,808		50%		Incentive	Capital	Sales		$103,172
James N. Whyte	$248,269		40%/50%(3)		Plan	Projects			$85,755

(1)
For purposes of the Summary Compensation Table shown below, the portion of the 2012 cash bonus for each executive that is attributable to performance under the Short-Term Incentive Plan is reported in the column entitled "Non-Equity Incentive Plan Compensation" and the portion that is attributable to performance relating to major capital projects and our potash marketing and sales program is reported in the column entitled "Bonus."

(2)
Under his employment agreement, Mr. Jornayvaz is entitled to a target bonus of $500,000. This amount is not tied to his annual base salary of $100,000.

(3)
The target bonus percentage for each of Messrs. Litt and Feist was 40% of his base salary for the period from January 1 to March 4, 2012, and 50% of his base salary for the period from March 5 to December 31, 2012.

        In determining annual bonuses for our non-executive employees, we generally use the same types of performance measures and goals as we use for our executives.

Target Bonus Amount

        Mr. Jornayvaz's current employment agreement provides that his target annual bonus is generally intended to be $500,000; provided that his actual target bonus for any year will be determined by the

Compensation Committee in its sole discretion. This amount was negotiated between the Compensation Committee and Mr. Jornayvaz when the agreement was entered into in May 2010.

        In March 2012, the Compensation Committee established the target annual bonuses for our other executives, as set forth in the table above. The Compensation Committee decided not to make any changes to the target annual bonuses for Messrs. Honeyfield and Mansanti as compared to 2011 and decided to increase the target annual bonuses for Messrs. Litt and Whyte from 40% of salary for 2011 to 50% of salary for 2012 (effective March 5, 2012). In making these changes, the Compensation Committee took into account management's analysis of market data and the recommendations of Messrs. Jornayvaz and Honeyfield. The Compensation Committee set target annual bonuses at amounts that generally targeted total direct compensation approximately at or slightly below the market median, as described more fully above under the heading "Role of Peer Groups and Benchmarking."

Bonus Payout Percentage under Short-Term Incentive Plan

        We have adopted the Intrepid Potash, Inc. Short-Term Incentive Plan, which allows for the payment of annual bonuses based on the attainment of pre-established annual performance goals. The plan was approved by our stockholders at our 2012 annual meeting and is intended to allow us to grant awards that qualify as "performance-based compensation" within the meaning of Section 162(m). You can find more information about Section 162(m) below under the heading "Accounting Impact and Tax Deductibility of Compensation."

        The Compensation Committee administers the plan. Within the first 90 days of each year, the Compensation Committee selects the executive officers and other key employees who are eligible to participate in the plan, establishes their target bonus amounts, and sets the performance goals for the year in accordance with the plan. The target bonus amounts and performance goals are communicated to plan participants. Shortly after the end of each year, the Compensation Committee certifies the bonus payments to be made for the year, if any, based on actual performance as compared to the pre-established goals. Bonuses are paid in cash or stock as soon as administratively feasible following the Compensation Committee's determination, but no later than March 15 of the following year. Our Board can amend or terminate the plan at any time, subject to any restrictions under Section 162(m).

        The corporate performance payout percentage under the Short-Term Incentive Plan (and therefore the actual bonuses paid to each of our executives under the plan) could have ranged from 0% to 200% of the executive's target annual bonus based on the achievement of the pre-established performance goals.

        In January 2012, taking into account management's recommendations, the Compensation Committee approved the 2012 performance measures, goals, and weightings under the plan. In general, for each measure, the Compensation Committee set threshold, target, and maximum levels of performance that corresponded to payouts within the range of 0% to 200%. The performance measures that we used for 2012 were similar to the performance measures that we used for 2011, with three exceptions. First, we shifted to measuring net sales, instead of production tons, of potash and langbeinite, which we market as Trio®. We believe the net sales measure is directly aligned with our strategy of selling tons at prevailing market prices to sustain efficiencies in our operating plants. The net sales measure is also intended to drive a quality requirement because performance is measured net of any tons sold that require a quality adjustment to our customers for product not meeting specifications. Second, we eliminated a staffing measure that previously accounted for 5% of the weight of the total corporate performance percentage under the plan because we believe that staffing performance is largely embedded in the adjusted EBITDA and productivity measures. Third, we eliminated a measure relating to our compliance with the internal control objectives as defined in the Sarbanes-Oxley Act of 2002 (SOX 404) that previously accounted for 5% of the weight of the total corporate performance percentage under the plan because we believe that our employees have fully embraced the importance of SOX 404 controls and procedures.

        In January 2013, the Compensation Committee reviewed actual performance in 2012 as compared to the pre-established goals and, taking into account management's recommendations, approved a payout of 38.8% for 2012 under the Short-Term Incentive Plan calculated as follows:

Measure	Weight	Resulting Payout on the Measure Based on Actual Performance	Contribution to Total Corporate Performance Percentage
Safety	20%	90.3%	18.1%
Net Sales Tons of Potash and Trio®	20%	0%	0%
Cash Cost of Goods Sold per Ton of Potash	20%	103.3%	20.7%
Adjusted EBITDA	20%	0%	0%
Capital Investment	20%	0%	0%

Total Corporate Performance Percentage			38.8%

        We include below more information about our reasons for selecting each of these measures and the calculations used to determine the resulting payout for each measure. Overall, management recommended, and the Compensation Committee approved, these measures, goals, and weightings because we believe they appropriately focus our executives and employees on the most important elements of our business.

  •
  Safety—Safety is a core value and operating requirement for us. We believe this measure is the most inclusive way to promote and assess our commitment to a safe work environment and safe working practices and to drive a culture of risk identification and mitigation. Over the past few years, we have had solid improvement in our safety measures; however, we believe there is always room for more improvement. We include employee and contractor hours in our safety calculations to emphasize that our culture of dedicated safety programs applies to all of our work sites and all people who perform work on our work sites.

Weight				20%
Performance Against Goal
Payout Range	Goal: improve our medical reportable incident rate	Actual Performance	Resulting Payout on this Metric

200%	30% improvement
100%	10% improvement
75%	No change	6.1% improvement	90.3%
0%	20% worsening or a fatality
				x 90.3%

Contribution to Total Corporate Performance Percentage					18.1%

  •
  Net Sales Tons of Potash and Trio®—As noted above, we believe this measure is directly aligned with our strategy of selling tons at prevailing market prices to sustain efficiencies in our operating plants. This measure is also intended to drive a quality requirement because performance is measured net of any tons sold that require a quality adjustment to our customers for product not meeting specifications. Taking into account management's recommendation, the

    Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year.

Weight				20%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on this Metric

200%	1,245,888
100%	1,153,600	952,770	0%
20%	1,038,240
				x 0%

Contribution to Total Corporate Performance Percentage					0%

  •
  Cash Cost of Goods Sold per Ton of Potash, Net of By-product Credit and Excluding Abnormal Production—Cash cost of goods sold per ton of potash, net of by-product credit and excluding abnormal production, is largely a function of the operating rates at our plants and our ability to manage costs associated with production. Together with other metrics, it is one of the key drivers of our overall financial performance. Taking into account management's recommendation, the Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year. As shown below, a lower cost per ton correlated to a higher payout on this metric.

Weight				20%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on this Metric

200%	$168
100%	$182	$180	103.3%
20%	$197
				x 103.3%

Contribution to Total Corporate Performance Percentage					20.7%

  •
  Adjusted EBITDA—We believe that our stockholders use adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) to measure our core profitability. This measure effectively incorporates all aspects of our operations, our sales and marketing efforts, and our selling, general, and administrative costs. Adjusted EBITDA is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles. For this purpose, we calculated the amount as net income adjusted to add back interest expense, income tax expense, depreciation, depletion, amortization, and accretion related to our asset retirement obligation. In some cases, we may adjust EBITDA for non-cash, unusual, or non-recurring items. Taking into account management's recommendation, the Compensation Committee set the goal for a 100% payout on this metric at the Board's budgeted amount for the year.

Weight				20%
Performance Against Goal
Payout Range	Goal	Actual Performance	Resulting Payout on this Metric

200%	$275 million
100%	$229 million	$185.4 million	0%
20%	$189 million
				x 0%

Contribution to Total Corporate Performance Percentage					0%

  •
  Capital Investment—The execution of capital projects on budget and within established timelines is critical to our success. For non-major capital projects, we evaluated our ability to deliver against estimated costs for capital projects and against the estimated timeline for completion of authorizations for expenditures, or AFEs. We chose these criteria in an effort to drive more accuracy and predictability to the completion of investments in capital projects while at the same time rewarding employees for accuracy in their budgeting of capital projects.

Weight				20%
Performance Against Goal
Payout Range
	Goal: new AFEs approved after 1/1/2010 and closed in 2012 were within 5% more or 15% less of the original AFE amount and were completed within two months (three months for 0% payout) of the estimated completion date	Actual Performance	Resulting Payout on this Metric

200%	90% of AFEs in specified ranges
100%	70% of AFEs in specified ranges	36% of AFEs in specified ranges	0%
0%	Less than 50% of AFEs in specified ranges
				x 0%

Contribution to Total Corporate Performance Percentage					0%

Bonus Relating to Major Capital Projects

        When the Compensation Committee approved the objective performance goals for 2012 under the Short-Term Incentive Plan in January 2012, it was contemplated that executives would also have a 2012 bonus opportunity based on a qualitative evaluation of our performance on major capital projects that have longer-term timelines. These major projects include our HB Solar Solution Mine, our North Compaction Project, our Langbeinite Recovery Improvement Project, and our new Moab Cavern System. These projects are critical to our long-term goal of producing incremental tons at lower cash costs and accounted for almost 75% of our total capital investments in 2012.

        In January 2013, Messrs. Jornayvaz and Honeyfield provided to the Compensation Committee their evaluation of our progress in 2012 on these major capital projects. In their view, our performance with respect to these projects had been largely positive. Taking into account the recommendation of Messrs. Jornayvaz and Honeyfield, the Compensation Committee approved the payment of a cash bonus to each of our executives equal to 24% of target. This amount represents a target payout of 20% combined with an upward adjustment of 120% based on largely positive performance (20%x120%=24%). The 20% target payout was recommended based on the view that the target payout for a bonus relating to major capital projects should generally parallel the 20% target payout for non-major capital projects under the Short-Term Incentive Plan, recognizing that major capital projects represented approximately 75% of our total 2012 capital investments. The 120% upward adjustment was recommended based on a qualitative assessment of the milestones achieved, and the progress made, on each of the major capital projects.

Bonus Relating to Potash Marketing and Sales Program

        Taking into account the recommendations of Messrs. Jornayvaz and Honeyfield, in January 2013, the Compensation Committee approved an additional, discretionary cash bonus for each of our executives equal to 8.4% of target based on our successful performance in 2012 with respect with our potash marketing and sales program. In approving these bonuses, the Compensation Committee considered that, despite a production shortfall that limited sales, our sales and marketing team performed well by delivering quality tonnage to our customers and advancing our marketing programs to sell the tonnage expected from our recent capital investments. The amount of this bonus was set using a 20% target payout and measuring our actual net potash sales in 2012, as adjusted for any quality adjustments, of 827,807 tons against the following potential payout range: 20% payout for 803,340 net tons; 100% payout for 892,600 net tons (which was our budgeted amount); and 200% payout for 964,008 net tons. This measurement resulted in a payout percentage of 41.9%, or 8.4% of targeted bonus (20%x41.9%=8.4%).

Long-Term Equity Incentive

Background

        Our long-term incentive compensation program is a broad-based, long-term retention and incentive program that is intended to attract, retain, and motivate employees, officers, and directors and to align their interests with those of our stockholders. Specifically, the program is designed to meet the following goals:

  •
  To attract excellent candidates

  •
  To reward multi-year corporate performance measured by stock price appreciation

  •
  To align executive and stockholder interests

  •
  To promote long-term retention of key employees

We believe this program is critical to our efforts to create and maintain a competitive advantage in our industry.

2012 Annual Equity Awards

  Target Award Amounts

        The following table shows the 2012 target annual equity awards for our executives and any changes to these amounts from 2011:

	Value of Annual Equity Award (Percentages Represent Value as a Percentage of Base Salary)
Name	2011	2012
Robert P. Jornayvaz III	$750,000	$750,000
David D. Honeyfield	175%	175%
Martin D. Litt	70%	100%
John G. Mansanti	70%	100%
James N. Whyte	70%	70%

        Mr. Jornayvaz's current employment agreement provides that his annual equity award is generally intended to have a grant date fair value of $750,000; provided that his actual equity awards for any year will be determined by the Compensation Committee in its sole discretion. This amount was negotiated between the Compensation Committee and Mr. Jornayvaz when the agreement was entered into in May 2010.

        In March 2012, the Compensation Committee conducted its annual review of target annual equity awards for our other executives. Taking into account management's analysis of market data and the recommendations of Messrs. Jornayvaz and Honeyfield, the Compensation Committee increased the target annual equity awards for Messrs. Litt and Mansanti, as shown in the table above. In making these changes, the Compensation Committee generally targeted total direct compensation approximately at or slightly below the market median, as described more fully above under the heading "Role of Peer Groups and Benchmarking."

  Form of Awards, Vesting, and Payout

        In 2012, we shifted from granting equity awards as a combination of restricted stock and stock options to granting a combination of restricted stock and performance units. We believe that granting this mix of equity awards provides additional balance and diversity to our executive compensation packages. For restricted stock, as in previous years, we selected a three-year vesting model to encourage executive retention and to incentivize executives to act in our longer-term interests, while also providing an award that has some inherent value even if the value of our stock remains stable. We believe that the introduction of performance units further strengthens our commitment to paying for performance. The value that an executive receives from his performance units is tied to our corporate performance in two critical ways. First, the value of each performance unit is tied to our shorter-term performance through the one-year performance goals relating to potash and langbeinite production and our relative TSR versus a group of our peers in the potash industry and an index. Second, the value of each performance unit is tied to our longer-term performance through the payout over three years in shares of our stock.

        For 2012, each executive received his annual equity award broken down as follows:

2012 Equity Awards

        The restricted stock vests in three equal annual installments beginning on February 25, 2013, subject to the executive's continued employment with us. The awards also vest in the event of a qualifying change in control and vest on a limited basis in the case of death or disability.

        Each performance unit initially represented the equivalent of one share of our common stock. The performance units vest in three equal annual installments beginning on February 25, 2013, subject to the executive's continued employment with us. The performance units also vest in the event of a qualifying change in control and vest on a limited basis in the case of death or disability. Upon vesting, each performance unit is settled in a number of shares of our common stock ranging from 0% to 150% of the performance unit depending on our 2012 performance on one of two applicable performance measures. These measures were production tons and relative TSR.

        Performance under the production tons measure was based on our total production tons of potash and langbeinite for 2012 as compared to budgeted amounts.

        Performance under the relative TSR measure was based on our relative TSR for 2012 as compared to the Dow Jones U.S. Basic Materials Index and a group of four peer companies in the potash industry. These peer companies were Potash Corporation of Saskatchewan Inc., The Mosaic Company, Agrium Inc., and Compass Minerals International, Inc. TSR was calculated generally as the average of the daily increase or decrease in the closing share price for each trading day during 2012 for the applicable company or index, adjusted for the reinvestment of dividends. The peer group we used for purposes of determining payout under these performance units is different from the peer group we used for setting 2012 executive compensation, which is described above under the heading "Role of Peer Groups and Benchmarking." For executive compensation purposes, we chose a peer group that is focused on companies with which we may compete for business, capital, or executive talent. On the other hand, in choosing the peer group for purposes of determining payout under these performance units, we focused on companies with which we compete for a share of the potash equity market and which our stockholders may view as relatively similar investments.

        In January 2013, the Compensation Committee reviewed actual performance in 2012 as compared to the pre-established goals under the performance units. For the relative TSR performance units, our performance did not meet the threshold payout level, so no payouts will be made under the awards. For the production tons performance units, our performance resulted in a payout level of 61.2%, subject to the vesting and other terms of the awards. As noted above, these awards are scheduled to vest and pay out in shares of our common stock in three equal annual installments beginning on

February 25, 2013, subject to the executive's continued employment with us. The tables below summarize the payout calculations under these awards:

Performance Unit Awards—Relative TSR
Payout Range	Goal: Relative TSR	Actual Performance	Resulting Payout under Performance Unit Awards at Vesting
150%	150% or higher	Intrepid generated a TSR	0%
100%	100%	of 2.8% compared to an
50%	50%	average TSR of 16.1%
0	Lower than 50%	for the peers and index

Performance Unit Awards—Production Tons
Payout Range	Goal: Production Tons	Actual Performance	Resulting Payout under Performance Unit Awards at Vesting
150%	115% or higher of budget	927,441 tons or 84.5% of budget	61.2%
100%	1,097,858 tons (budget)
50%	80% of budget
0	Lower than 80% of budget

  Actual Award Amounts and Potential Payouts

        You can find information about the actual 2012 annual equity awards granted to our executives, and the number of shares of common stock underlying performance unit awards based on our actual 2012 performance, below under the headings "Grants of Plan-Based Awards in 2012" and "Outstanding Equity Awards at the End of 2012."

December 2012 Special Equity Awards

        In December 2012, the Compensation Committee granted special equity awards to Messrs. Honeyfield, Litt, and Mansanti, as described below:

December 2012 Special Equity Award Value
David W. Honeyfield	$150,000
Martin D. Litt	$275,000
John G. Mansanti	$275,000

        The awards were granted to these executives, together with several other non-executive employees, in recognition of their work for us relating to the issuance by the U.S. Department of the Interior of an updated Secretarial Order governing the administration of the federal mineral resources in the Secretary's Designated Potash Area. In early 2012, Department of the Interior Secretary Ken Salazar challenged the members of the potash and oil and gas industries, including Intrepid, to work cooperatively to propose a framework for the safe and orderly co-development of these resources. After months of extensive discussions, a committee made up of members of both industries, including Intrepid, proposed modifications to the then-current Secretarial Order. In late 2012, the Department of the Interior, after its own extensive internal review and evaluation of public comments, issued an updated Secretarial Order that gave consideration to the recommendations from the industry committee. Each of Messrs. Honeyfield, Litt, and Mansanti was integral to Intrepid's role in this process.

        The awards were granted in the form of restricted stock that vests in three equal annual installments beginning on December 20, 2012, subject to the executive's continued employment with us. The awards also vest in the event of a qualifying change in control and vest on a limited basis in the case of death or disability.

Accrual of Special Dividend on Restricted Stock

        In December 2012, we paid a special cash dividend on our common stock in the amount of $0.75 per share. The award agreements relating to outstanding shares of restricted stock, whether held by executives or non-executive employees, provide that (a) regular cash dividends on the shares will be withheld by us and delivered or forfeited with the underlying shares, but (b) holders of the shares will not be entitled to receive any special or extraordinary dividends. Taking into account the recommendations of management and F.W. Cook, before the special dividend was paid, the Compensation Committee modified these award agreements relating to all outstanding shares of restricted stock to provide that holders of the shares were entitled to receive the December 2012 special cash dividend. The modified award agreements provide that the dividend on shares of restricted stock is subject to the same vesting terms as the underlying shares, meaning that the dividend payment was withheld by us and will be delivered to the holder when the shares vest or forfeited if the underlying shares are forfeited. The Compensation Committee made this change based on its view that holders of restricted stock should generally be entitled to similar rights as stockholders generally and that the right to non-extraordinary dividends should be subject to the same vesting provisions and risk of forfeiture as the underlying shares.

Employee Benefits

        Our employees, including our executives, are eligible for various employee benefits, including medical and dental insurance, group life insurance, accidental death and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. We also generally match 100% of an employee's 401(k) deferrals up to a specified percentage of compensation or as limited by law. In addition, executives and other key employees are entitled to the payment or reimbursement of supplemental long-term disability insurance premiums. In some cases, we also provide an executive with a tax gross-up relating to this benefit.

        These benefits are generally consistent with the benefits provided by other companies of our size and help us remain competitive in attracting and retaining our executive talent.

Perquisites

        We have adopted an aircraft use policy under which Messrs. Jornayvaz and Harvey, and other executives explicitly approved by Messrs. Jornayvaz or Harvey, are allowed personal use of planes that we own or lease. We believe these benefits provide increased travel efficiencies, allowing more productive use of our executives' time, which, in turn, allows greater focus on Intrepid-related activities.

        Our executives are eligible for a gym membership allowance of up to $150 per month and paid parking. These benefits are generally consistent with the benefits we provide to all Denver-based employees. Executives are also eligible for an allowance for regular physical examinations. We believe that these benefits are appropriate and help us retain and reward our executive talent. We also believe that it is in our best interests for our executives and other employees to be in good health.

 Change-in-Control Benefits

        We have entered into change-in-control severance agreements with our executives and other key employees. These agreements are intended to meet the following objectives:

  •
  To reduce the distraction of the executives that would result from the personal uncertainties caused by a pending or threatened change in control

  •
  To encourage the executives' full attention and dedication to us during a proposed or pending change in control

  •
  To provide the executives with compensation and benefit arrangements upon a change in control that are competitive with those of similarly situated companies

  •
  To retain key talent

        We tailored these agreements to provide a mix of benefits that we believe support the objectives described above. Specifically, the agreements provide that unvested equity awards will vest immediately upon a change in control, but that no cash severance or other benefits will be paid unless there also is a qualifying employment termination event within 24 months after the change in control. You can find more information about these agreements below under the heading "Termination and Change-in-Control Payments."

Equity Award Practices

        Our current practice is to grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year following the release of the prior year's earnings. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive, a need to retain an executive, or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives since the beginning of 2012 has a grant date that was on or after the date on which the Compensation Committee (or its Section 162(m) Subcommittee) approved the award. It is possible that the Compensation Committee may possess material nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the Compensation Committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

Accounting Impact and Tax Deductibility of Compensation

        The Compensation Committee periodically reviews projections of the estimated accounting and tax impacts of material elements of our executive compensation program.

        Section 162(m) generally provides that a publicly held corporation may not deduct in any one taxable year compensation in excess of $1 million to its chief executive officer and three other most highly compensated named executive officers employed at the end of the year other than its chief financial officer, unless certain specific and detailed criteria are satisfied. Awards granted under our Equity Incentive Plan and Short-Term Incentive Plan are designed to comply with Section 162(m) such that compensation paid pursuant to awards granted under the plans may be deductible by us. We believe that it is in our best interests, and the best interests of our stockholders, to comply with the tax law while still preserving the flexibility to reward executives consistent with our compensation objectives as discussed above. On occasion, it may not be possible to satisfy all of the conditions of Section 162(m) for deductibility and still meet our compensation needs. In some circumstances, compensation that we pay may not satisfy all of the requirements for deductibility under

Section 162(m). Accordingly, we may pay compensation in excess of the Section 162(m) limitation from time to time.

        While we will consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we will also consider the cash and non-cash impact of the programs and whether a program is consistent with our compensation objectives.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

        The following table sets forth the total compensation earned for services rendered during 2012, 2011, and 2010 by our principal executive officer, principal financial officer, and three other most highly compensated executive officers for 2012.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (h)	Total (i)
Robert P. Jornayvaz III	2012	$100,000	$162,000	$749,079	—	$194,000	$42,186	$1,247,265
Executive Chairman	2011	$100,000	—	$249,973	$249,988	$400,000	$7,352	$1,007,313
of the Board	2010	$249,038	$226,417	$62,478	$62,494	$191,684	$10,753	$802,864
David W. Honeyfield	2012	$400,000	$97,200	$852,153	—	$116,400	$22,462	$1,488,215
President and	2011	$396,193	$75,000	$339,983	$339,984	$382,929	$18,709	$1,552,798
Chief Financial Officer	2010	$339,616	—	$212,496	$212,492	$165,180	$12,586	$942,370
Martin D. Litt	2012	$312,404	$49,152	$590,885	—	$58,860	$21,497	$1,032,798
Executive Vice President,	2011	$300,000	$40,000	$105,000	$104,983	$158,280	$17,308	$725,571
General Counsel, and Secretary	2010	$300,000	—	$159,977	$159,987	$116,640	$19,527	$756,131
John G. Mansanti	2012	$289,808	$46,949	$570,211	—	$56,223	$14,269	$977,460
Senior Vice President of	2011	$264,154	$50,000	$92,723	$92,739	$174,209	$9,820	$683,645
Operations	2010	$255,000	—	$94,978	$94,992	$123,930	$81,152	$650,052
James N. Whyte	2012	$248,269	$39,023	$176,523	—	$46,732	$20,458	$531,005
Executive Vice President	2011	$238,953	$20,000	$83,979	$83,982	$126,072	$15,735	$568,721
of Human Resources and Risk Management	2010	$227,630	—	$158,984	$158,990	$88,503	$15,292	$649,399

Bonus (Column d)

        The amounts in this column represent discretionary cash bonuses. For 2012, these amounts include the portion of the executive's cash bonus attributable to performance relating to major capital projects and our potash marketing and sales program. You can find more information about the 2012 amounts above under the heading "Compensation Discussion and Analysis." Annual cash bonuses paid under our Short-Term Incentive Plan are reported as Non-Equity Incentive Plan Compensation (column g).

Stock Awards (Column e)

        The amounts in this column represent the grant date fair value of awards of restricted stock and performance units. The 2012 amounts also include the incremental fair value associated with the modification of outstanding shares of restricted stock to provide for the accrual of the special dividend that we paid to stockholders in December 2012. You can find more information about this award modification above under the heading "Compensation Discussion and Analysis."

        The following table describes each component of the 2012 amounts in this column:

Name	Grant Date Fair Value of Annual Restricted Stock Award on March 5, 2012	Grant Date Fair Value of Annual Performance Unit Awards on March 5, 2012	Grant Date Fair Value of Special Restricted Stock Award on December 20, 2012	Incremental Fair Value Associated with Modification of Restricted Stock Awards to Provide for Accrual of December 2012 Special Dividend (No Additional Restricted Stock Awarded)	Total
Robert P. Jornayvaz III	$499,977	$229,459	—	$19,643	$749,079
David W. Honeyfield	$466,650	$214,163	$149,999	$21,341	$852,153
Martin D. Litt	$209,984	$96,351	$274,987	$9,563	$590,885
John G. Mansanti	$196,653	$90,232	$274,987	$8,339	$570,211
James N. Whyte	$116,645	$53,518	—	$6,360	$176,523

        We calculated the amounts in this column in accordance with financial statement reporting rules using the same assumptions used for financial statement reporting purposes. You can find information about these assumptions below under the heading "Grants of Plan-Based Awards in 2012" and in Note 9 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

        For performance unit awards, the grant date fair value reported in the tables above is based on the probable outcome of the underlying performance conditions, measured as of the grant date. The table below shows the potential value of these awards on the grant date assuming achievement of the highest level of performance conditions:

Name	Potential Value of Performance Unit Awards on Grant Date Assuming Maximum Performance Level
Robert P. Jornayvaz III	$374,905
David W. Honeyfield	$349,934
Martin D. Litt	$157,410
John G. Mansanti	$147,412
James N. Whyte	$87,423

        You can find information about modification to restricted stock awards to provide for the accrual of the December 2012 special dividend above under the heading "Compensation Discussion and Analysis—2012 Compensation Decisions—Accrual of Special Dividends on Restricted Stock."

Option Awards (Column f)

        The amounts in this column represent the grant date fair value of awards of nonqualified stock options. We calculated these amounts in accordance with financial statement reporting rules using the same assumptions used for financial statement reporting purposes. You can find information about these assumptions in Note 9 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

        We did not grant any awards of nonqualified stock options in 2012.

 Non-Equity Incentive Plan Compensation (Column g)

        The amounts in this column represent annual cash bonuses paid under our Short-Term Incentive Plan. You can find more information about the 2012 amounts above under the heading "Compensation Discussion and Analysis." Discretionary cash bonuses are reported under the table heading "Bonus."

All Other Compensation (Column h)

        The following table describes each component of the 2012 amounts in this column:

Name	Perquisites and Other Personal Benefits(1)	Group Life Insurance Premiums(2)	Supplemental Long-Term Disability Premiums and Any Related Tax Gross-Up(3)	Company Contributions to 401(k) Plan(4)	Total
Robert P. Jornayvaz III	$37,469	$917	—	$3,800	$42,186
David W. Honeyfield	$3,240	$1,967	$4,755	$12,500	$22,462
Martin D. Litt	$3,164	$1,967	$3,866	$12,500	$21,497
John G. Mansanti	$1,704	$1,967	$4,617	$5,981	$14,269
James N. Whyte	$3,054	$1,967	$3,024	$12,413	$20,458

(1)
For Mr. Jornayvaz, the amount represents payments for office parking of $2,704 and an aggregate incremental cost to us of $34,765 for his personal use of aircraft that we own or lease. The aggregate incremental cost to us for personal use of aircraft was determined by multiplying (a) the total variable costs incurred by us in operating the aircraft in 2012 by (b) a fraction, the numerator of which was the total number of miles allocated to Mr. Jornayvaz for personal use of the aircraft by him or his guests in 2012, including miles relating to any applicable deadhead or other positioning flights, and the denominator of which was the total number of miles flown in 2012. Variable costs include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees, and maintenance and repair costs. The aggregate incremental cost to us does not include fixed costs that would be incurred regardless of any personal use of the aircraft. Fixed costs include, for example, aircraft purchase or lease costs, hangar lease costs, insurance premiums, flight crew compensation and benefits, and monthly fees paid to our aviation management company.

For Mr. Mansanti, the amount represents payments for office parking. For Messrs. Honeyfield, Litt, and Whyte, the amounts represent payments for office parking and reimbursements for gym membership fees.

(2)
Amounts represent payments for group life insurance premiums for coverage in excess of $50,000.

(3)
Amounts represent payments or reimbursements for supplemental long-term disability insurance premiums. For Mr. Honeyfield, the amount also includes a tax gross-up on the reimbursement of supplemental long-term disability premiums that Mr. Honeyfield pays directly to the insurance provider.

(4)
Amounts represent matching contributions made by us under our 401(k) plan.

Grants of Plan-Based Awards in 2012

        The following table provides information about plan-based awards granted to or modified for our executives in 2012. Below the table, you can find additional details about each type of award.

	Grant or Modification Date and Compensation Committee or Section 162(m) Sub-committee Approval Date (b)
								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
		Estimated Possible Payouts under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts under Equity Incentive Plan Awards (#)
									Grant Date Fair Value of Stock Awards ($) (j)
Name and Award Type (a)		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Robert P. Jornayvaz III
Short-Term Incentive Plan	—	—	$500,000	$1,000,000	—	—	—	—	—
Restricted Stock	3/5/2012	—	—	—	—	—	—	20,703	$499,977
Performance Units—TSR	3/5/2012	—	—	—	2,587	5,175	7,762	—	$104,483
Performance Units—Production	3/5/2012	—	—	—	2,587	5,175	7,762	—	$124,976
Modification to Restricted Stock	12/17/2012	—	—	—	—	—	—	N/A	$19,643
David W. Honeyfield
Short-Term Incentive Plan	—	—	$300,000	$600,000	—	—	—	—	—
Restricted Stock	3/5/2012	—	—	—	—	—	—	19,323	$466,650
Performance Units—TSR	3/5/2012	—	—	—	2,415	4,830	7,245	—	$97,518
Performance Units—Production	3/5/2012	—	—	—	2,415	4,830	7,245	—	$116,645
Modification to Restricted Stock	12/17/2012	—	—	—	—	—	—	N/A	$21,341
Restricted Stock	12/20/2012	—	—	—	—	—	—	7,029	$149,999
Martin D. Litt
Short-Term Incentive Plan	—	—	$151,702	$303,404	—	—	—	—	—
Restricted Stock	3/5/2012	—	—	—	—	—	—	8,695	$209,984
Performance Units—TSR	3/5/2012	—	—	—	1,086	2,173	3,259	—	$43,873
Performance Units—Production	3/5/2012	—	—	—	1,086	2,173	3,259	—	$52,478
Modification of Restricted Stock	12/17/2012	—	—	—	—	—	—	N/A	$9,563
Restricted Stock	12/20/2012	—	—	—	—	—	—	12,886	$274,987
John G. Mansanti
Short-Term Incentive Plan	—	—	$144,904	$289,808	—	—	—	—	—
Restricted Stock	3/5/2012	—	—	—	—	—	—	8,143	$196,653
Performance Units—TSR	3/5/2012	—	—	—	1,017	2,035	3,052	—	$41,087
Performance Units—Production	3/5/2012	—	—	—	1,017	2,035	3,052	—	$49,145
Modification to Restricted Stock	12/17/2012	—	—	—	—	—	—	N/A	$8,339
Restricted Stock	12/20/2012	—	—	—	—	—	—	12,886	$274,987
James N. Whyte
Short-Term Incentive Plan	—	—	$120,442	$240,884	—	—	—	—	—
Restricted Stock	3/5/2012	—	—	—	—	—	—	4,830	$116,645
Performance Units—TSR	3/5/2012	—	—	—	603	1,207	1,810	—	$24,369
Performance Units—Production	3/5/2012	—	—	—	603	1,207	1,810	—	$29,149
Modification to Restricted Stock	12/17/2012	—	—	—	—	—	—	N/A	$6,360

Estimated Possible Payouts under Non-Equity Incentive Plan Awards (Columns c, d, and e)

        Amounts in these columns represent the estimated possible payouts that could have occurred for 2012 performance under our Short-Term Incentive Plan. Payout could have been zero if specified performance goals were not met. The actual payout that each executive received under this plan is reported in the "Summary Compensation Table" above in the column entitled "Non-Equity Incentive Plan Compensation."

 Estimated Possible Payouts under Equity Incentive Plan Awards (Columns f, g, and h)

        Amounts in these columns represent the estimated possible payouts that could have occurred for 2012 performance under performance unit awards granted under our Equity Incentive Plan. Payout could have been zero if specified performance goals were not met at threshold levels. The actual payout that each executive will be entitled to receive on the vesting dates, subject to continued employment, is zero for the performance unit awards relating to relative TSR and 61.2% for the performance unit awards relating to production tons. You can find more information about how these payouts were calculated above under the heading "Compensation Discussion and Analysis."

        The performance units vest in three equal annual installments beginning on February 25, 2013, subject to the executive's continued employment with us on the applicable vesting date. Under the change-in-control severance agreements that we have entered into with our executives, the performance units also vest in full upon a qualifying change in control of Intrepid. You can find more information about these agreements below under the heading "Termination and Change-in-Control Payments." In addition, the performance units vest on a limited basis in the case of death or disability. The Compensation Committee may provide for the accelerated vesting of any performance unit in its discretion at any time. Prior to vesting, the performance units may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon an executive's termination of service for any reason, any unvested performance units held by the executive will be immediately forfeited.

All Other Stock Awards (Column i)

        Amounts in this column represent shares of restricted stock granted under our Equity Incentive Plan. The shares granted on March 5, 2012, vest in three equal annual installments beginning on February 25, 2013, subject to the executive's continued employment with us on the applicable vesting dates. The shares granted on December 20, 2012, vest in three equal annual installments beginning on December 20, 2012, subject to the executive's continued employment with us on the applicable vesting dates. Under the change-in-control severance agreements that we have entered into with our executives, the shares also vest in full upon a qualifying change in control of Intrepid. You can find more information about these agreements below under the heading "Termination and Change-in-Control Payments." In addition, the shares vest on a limited basis in the case of death or disability. The Compensation Committee may provide for the accelerated vesting of any shares of restricted stock in its discretion at any time. Prior to vesting, the shares may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon an executive's termination of service for any reason, any unvested shares of restricted shares held by the executive will be immediately forfeited.

        Holders of restricted stock generally have all of the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited. Holders of restricted stock received an accrual for the special cash dividend that we paid to all common stockholders in December 2012. You can find more information about this accrual above under the heading "Compensation Discussion and Analysis."

Grant Date Fair Value of Stock Awards (Column j)

        For restricted stock and performance unit awards, the amounts in this column represent the grant date fair value as calculated for financial statement reporting purposes. For the modification to previously granted restricted stock awards, the amounts in this column represent the incremental fair value associated with the modification. On December 17, 2012, the Compensation Committee modified all then-outstanding shares of restricted stock to provide for the accrual of the special dividend that we paid to stockholders in December 2012. You can find more information about this award modification above under the heading "Compensation Discussion and Analysis."

        For restricted stock and performance unit awards relating to production tons, we estimated each award's grant date fair value using the closing market price of our common stock on the grant date.

        For performance unit awards relating to relative TSR, we estimated each award's grant date fair value using a Monte Carlo simulation model. This model simulates TSR for us, our peers, and the Dow Jones U.S. Basic Materials Index using market data for a period equal to the term of the performance period, correlates the simulated returns within the peer group and index, estimates a probable payout value, and discounts the probable payout value using a risk-free rate of 0.17% (the yield of U.S. Treasury Securities at a one-year constant maturity).

        For the modification to previously granted restricted stock, we estimated the incremental fair value of each award using the December 2012 special dividend amount of $0.75 per share.

 Outstanding Equity Awards at the End of 2012

        The following table provides information regarding outstanding restricted stock, performance units, and stock options held by each of our executives as of December 31, 2012.

			OPTION AWARDS				STOCK AWARDS
							Number of Shares or Units of Stock that Have Not Vested(2)		Market Value of Shares or Units of Stock that Have Not Vested(2)(3)
			Number of Securities Underlying Unexercised Options
					Option Exercise Price(1)	Option Expiration Date
Name	Grant Date		Exercisable	Unexercisable
Robert P. Jornayvaz III	2/23/2011	(4)	4,253	8,508	$35.69	2/23/2021	—		—
	2/4/2010	(5)	2,965	1,483	$25.47	2/4/2020	—		—
	2/25/2009	(6)	42,964	—	$20.80	2/25/2019	—		—
	3/5/2012	(7)	—	—	—	—	3,165	(8)	$67,383
	3/5/2012	(7)	—	—	—	—	20,703	(9)	$440,767
	2/23/2011	(4)	—	—	—	—	4,670	(9)	$99,424
	2/4/2010	(5)	—	—	—	—	818	(9)	$17,415
David W. Honeyfield	2/23/2011	(4)	5,785	11,570	$35.69	2/23/2021	—		—
	2/4/2010	(5)	10,082	5,042	$25.47	2/4/2020	—		—
	2/25/2009	(6)	14,689	—	$20.80	2/25/2019	—		—
	12/20/2012	(10)	—	—	—	—	4,686	(9)	$99,765
	3/5/2012	(7)	—	—	—	—	2,955	(8)	$62,912
	3/5/2012	(7)	—	—	—	—	19,323	(9)	$411,387
	2/23/2011	(4)	—	—	—	—	6,351	(9)	$135,213
	2/4/2010	(5)	—	—	—	—	2,781	(9)	$59,207
Martin D. Litt	2/23/2011	(4)	1,786	3,573	$35.69	2/23/2021	—		—
	2/4/2010	(5)	7,591	3,796	$25.47	2/4/2020	—		—
	2/25/2009	(6)	5,484	—	$20.80	2/25/2019	—		—
	12/20/2012	(10)	—	—	—	—	8,591	(9)	$182,902
	3/5/2012	(7)	—	—	—	—	1,329	(8)	$28,294
	3/5/2012	(7)	—	—	—	—	8,695	(9)	$185,117
	2/23/2011	(4)	—	—	—	—	1,962	(9)	$41,771
	2/4/2010	(5)	—	—	—	—	2,094	(9)	$44,581
John G. Mansanti	2/23/2011	(4)	1,578	3,156	$35.69	2/23/2021	—		—
	2/4/2010	(5)	4,507	2,254	$25.47	2/4/2020	—		—
	12/20/2012	(10)	—	—	—	—	8,591	(9)	$182,902
	3/5/2012	(7)	—	—	—	—	1,243	(8)	$26,463
	3/5/2012	(7)	—	—	—	—	8,143	(9)	$173,364
	2/23/2011	(4)	—	—	—	—	1,732	(9)	$36,874
	2/4/2010	(5)	—	—	—	—	1,243	(9)	$26,463
James N. Whyte	2/23/2011	(4)	1,429	2,858	$35.69	2/23/2021	—		—
	2/4/2010	(5)	7,544	3,772	$25.47	2/4/2020	—		—
	2/25/2009	(6)	8,226	—	$20.80	2/25/2019	—		—
	3/5/2012	(7)	—	—	—	—	738	(8)	$15,712
	3/5/2012	(7)	—	—	—	—	4,830	(9)	$102,831
	2/23/2011	(4)	—	—	—	—	1,569	(9)	$33,404
	2/4/2010	(5)	—	—	—	—	2,081	(9)	$44,304

(1)
Represents the per share amount that the executive would pay upon the exercise of the option.

(2)
Awards of performance units—TSR that were granted on March 5, 2012, and outstanding on December 31, 2012, are not included in this table. In January 2013, the Compensation Committee certified that, based on our performance in 2012 as compared to the pre-established goals under the awards, the payout under these awards is zero.

(3)
Market value is based on the closing market price of our common stock on December 31, 2012 ($21.29).

(4)
Award vests in three equal annual installments beginning on February 25, 2012, subject to continued employment.

(5)
Award vests in three equal annual installments beginning on February 4, 2011, subject to continued employment.

(6)
Award vested in three equal annual installments beginning on February 25, 2010, subject to continued employment.

(7)
Award vests in three equal annual installments beginning on February 25, 2013, subject to continued employment.

(8)
Represents shares of common stock that will be paid out upon the vesting of awards of performance units—production. In January 2013, the Compensation Committee certified that, based on our performance in 2012 as compared to the pre-established goals under the awards, the payout under these awards is 61.2%.

(9)
Represents shares of restricted stock.

(10)
Award vests in three equal annual installments beginning on December 20, 2012, subject to continued employment.

 Option Exercises and Stock Vested in 2012

        The following table provides information about restricted stock that vested in 2012 for each of our executives. None of our executives exercised stock options in 2012.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Robert P. Jornayvaz III	9,012	$232,675
David W. Honeyfield	11,779	$289,719
Martin D. Litt	9,117	$213,740
John G. Mansanti	6,404	$145,160
James N. Whyte	9,612	$238,809

(1)
Under the terms of the awards, unless the executive delivered cash to us to cover the payment of taxes due upon the vesting, we withheld some of the acquired shares to cover these taxes, as described below.

Name	Number of Shares Withheld from Acquired Shares to Cover Taxes
Robert P. Jornayvaz III	—
David W. Honeyfield	4,014
Martin D. Litt	2,942
John G. Mansanti	2,080
James N. Whyte	3,111
(2)
Value was calculated by multiplying the number of shares that vested by the closing market price of our common stock on the vesting date.

Pension Benefits for 2012

        None of our executives participates in, or has any accrued benefits under, any qualified or non-qualified defined benefit plans sponsored by us. We do not currently intend to provide pension benefits to our executives, although we may decide to do so in the future if we determine that it would be in our best interests.

Non-Qualified Deferred Compensation for 2012

        None of our executives participates in, or has any account balances in, non-qualified defined contribution plans or other deferred compensation plans maintained by us. We do not currently intend to provide deferred compensation benefits to our executives, although we may decide to do so in the future if we determine that it would be in our best interests.

Employment Agreement with Robert P. Jornayvaz III

        We have entered into an employment agreement with Mr. Jornayvaz. In February 2013, the Compensation Committee approved an amendment to the agreement to extend its term for another three years until April 18, 2016.

        Under the agreement, Mr. Jornayvaz is entitled to an annual base salary of $100,000, subject to annual review by the Compensation Committee. The agreement also provides that the general intent is for Mr. Jornayvaz to receive a target annual bonus of $500,000 and an annual equity award with a target grate date fair value of $750,000; provided that his actual target bonus and equity award for any year will be determined by the Compensation Committee in its sole discretion. Mr. Jornayvaz is entitled to personal use of aircraft that we owe or lease to the extent that it does not interfere with our use of the aircraft for business purposes, and the right to use the aircraft under a time-sharing arrangement pursuant to which he reimburses us the cost of the use up to the limits allowed by Federal Aviation Administration regulations. Mr. Jornayvaz also is entitled to all other benefits offered generally to our senior management.

        If Mr. Jornayvaz's employment is terminated for any reason, he would be entitled to the following benefits:

  •
  Payment of any base salary, bonus, or other compensation earned but not yet paid to him through the date of termination

  •
  Rights to continued healthcare coverage as required by law

  •
  Payment of any amounts due as of the date of termination under any equity-based, welfare, or retirement plan or of any other amounts or benefits under these plans that, by their specific terms, extend beyond the date of termination

  •
  Rights with respect to D&O insurance

  •
  Rights under any separate change-in-control severance agreement or other relevant agreement between us and him

        He would not be entitled to severance, except as provided under his change-in-control severance agreement, which is described below under the heading "Termination and Change-in-Control Payments."

        Mr. Jornayvaz has agreed that during the term of his employment and for a period of 24 months after termination, he will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at his termination date.

Termination and Change-in-Control Payments

        This section describes and quantifies potential payments that may be made to each of our executives at, following, or in connection with the termination of his employment or as a result of a change in control of Intrepid.

Employment Agreement

        We have entered into an employment agreement with Mr. Jornayvaz that provides for certain benefits upon a termination of his employment. You can find more information about this agreement above under the heading "Employment Agreement with Robert P. Jornayvaz III."

Change-in-Control Severance Agreements

        We have entered into change-in-control severance agreements with all of our executives. These agreements do not include any excise tax gross-up provisions.

        Under these agreements, executives are entitled to the benefits described below.

Change in Control

        Upon a change in control, each executive would receive full vesting on all of his outstanding equity awards.

Qualifying Termination Following a Change in Control

        If an executive's employment is terminated by us without "Cause" or by him for "Good Reason" within 24 months of a change in control, the executive would be entitled to the following additional termination benefits:

  •
  A lump sum cash payment equal to (a) two times the executive's base salary, plus (b) two times the average of the actual annual bonus paid to him for the two preceding fiscal years

  •
  If the executive has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus

  •
  If the executive has not been employed through one bonus cycle, the bonus portion of the calculation is based on the current year's target bonus amount

  •
  A lump sum cash payment equal to the current year's target annual bonus/short-term incentive, pro-rated for the length of time the executive was employed during the year prior to termination

  •
  Continuation of standard health and welfare benefits for up to two years

  •
  Individual outplacement services up to a maximum of $5,000

        No benefits would be paid upon termination of employment for any other reason following a change in control, including a termination for "Cause," or as a result of death or disability.

        In order to receive the benefits described above, the executive is bound by certain non-solicitation provisions that prohibit the executive from hiring our employees or soliciting our business relations for a period of one year following the date of termination.

        A "change in control" occurs if any one of the following events occur:

  •
  Any individual, entity or group (other than our current principal owners) becomes the beneficial owner of more than 30% of our voting securities.

  •
  The directors on our Board on the date on which the agreement was entered into, or directors nominated by those directors, cease to constitute at least two-thirds of the Board.

  •
  There is a merger, consolidation or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned 30% or less by our voting security holders prior to the transaction.

  •
  Our stockholders approve a complete plan of liquidation or dissolution.

        "Cause" means any (a) conviction of (or pleading nolo contendere to) a felony, (b) engaging in theft, fraud, embezzlement or willful misappropriation of our property; (c) violation of any of our policies or practices regarding discrimination or harassment that would be grounds for termination of one of our employees in general; and (d) willful failure to perform substantially the executive's material duties that is not cured within 30 days.

        "Good Reason" means (a) a reduction in the executive's base salary or annual bonus opportunity; (b) a material diminution in the executive's responsibility or authority; (c) a change of more than 30 miles in the location at which the executive primarily performs his services; or (d) any material failure by us to comply with any material term of the executive's change-in-control severance agreement. The executive is required to notify us of any of these events or conditions within 90 days.

Post-Employment or Change-in-Control Payments

        The tables below describe generally and quantify the post-employment and change-in-control payments to which our executives would be entitled upon the occurrence of the specified trigger events. For Mr. Jornayvaz, these benefits are provided under his employment agreement, his change-in-control severance agreement, and his equity award agreements. For our other executives, these benefits are provided under their change-in-control severance agreements and equity award agreements. All calculations assume that the termination of employment occurred on December 31, 2012.

  Robert P. Jornayvaz III, Executive Chairman of the Board

Type of Compensation	Qualifying Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$1,018,101
Prorated Bonus for Year of Termination	—	—	$500,000
Accelerated Vesting of Restricted Stock(1)	—	$557,606	$557,606
Accelerated Vesting of Performance Units(1)		$220,352	$220,352
Accelerated Vesting of Unvested Stock Options(2)	—	—	—
Other Benefits—Health & Welfare(3)	—	—	$49,088
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$777,958	$2,350,147

  David W. Honeyfield, President and Chief Financial Officer

Type of Compensation	Qualifying Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$1,423,109
Prorated Bonus for Year of Termination	—	—	$300,000
Accelerated Vesting of Restricted Stock(1)	—	$705,572	$705,572
Accelerated Vesting of Performance Units(1)		$205,661	$205,661
Accelerated Vesting of Unvested Stock Options(2)	—	—	—
Other Benefits—Health & Welfare(3)	—	—	$49,088
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$911,233	$2,688,430

  Martin D. Litt, Executive Vice President, General Counsel, and Secretary

Type of Compensation	Qualifying Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$944,920
Prorated Bonus for Year of Termination	—	—	$151,702
Accelerated Vesting of Restricted Stock(1)	—	$454,371	$454,371
Accelerated Vesting of Performance Units(1)		$92,526	$92,526
Accelerated Vesting of Unvested Stock Options(2)	—	—	—
Other Benefits—Health & Welfare(3)	—	—	$49,088
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$546,897	$1,697,607

  John G. Mansanti, Senior Vice President of Operations

Type of Compensation	Qualifying Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$938,139
Prorated Bonus for Year of Termination	—	—	$144,904
Accelerated Vesting of Restricted Stock(1)	—	$419,605	$419,605
Accelerated Vesting of Performance Units(1)		$86,650	$86,650
Accelerated Vesting of Unvested Stock Options(2)	—	—	—
Other Benefits—Health & Welfare(3)	—	—	$49,088
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$506,255	$1,643,386

  James N. Whyte, Executive Vice President of Human Resources and Risk Management

Type of Compensation	Qualifying Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$734,575
Prorated Bonus for Year of Termination	—	—	$120,442
Accelerated Vesting of Restricted Stock(1)	—	$180,539	$180,539
Accelerated Vesting of Performance Units(1)		$51,394	$51,394
Accelerated Vesting of Unvested Stock Options(2)	—	—	—
Other Benefits—Health & Welfare(3)	—	—	$49,088
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$231,933	$1,141,038

(1)
Amount is calculated by multiplying the number of shares of restricted stock or performance units, as applicable, held on December 31, 2012, by the closing market price of our common stock on that date ($21.29).

(2)
Each unvested option held by the executive was "out of the money" on December 31, 2012, meaning that the closing market price of our common stock was less than the exercise price of the option. As a result, we did not attribute any value to an accelerated vesting of the option.

(3)
Health and welfare benefits continue until the earlier of two years from the date of termination or when the executive obtains coverage under another employer's medical plan. Values are based on the actual per-employee cost to us of providing these benefits.

Benefits on Death or Disability

        Our salaried employees, including executives, are eligible for group life, accidental death, and disability insurance benefits upon a termination of employment due to death or disability. In addition, executives and other senior employees who receive equity awards receive partial or full accelerated vesting on some of their unvested equity awards and all vested stock options remain exercisable for 12 months following the termination of employment due to death or disability. Assuming a termination of employment due to death or disability on December 31, 2012, and using the same assumptions described in footnotes (1) and (2) to the tables immediately above, the value of this accelerated vesting for each of our executives would have been as follows:

Name	Accelerated Vesting of Equity Awards
Robert P. Jornayvaz III	$270,085
David W. Honeyfield	$323,161
Martin D. Litt	$204,852
John G. Mansanti	$196,528
James N. Whyte	$68,085

        Executives other than Mr. Jornayvaz are also eligible for supplemental disability and long-term care insurance benefits upon a termination of employment due to disability. In general, the executive could receive up to approximately $19,000 to $25,000 per month in supplemental disability and long-term care insurance benefits for the duration of the disability.

 RISKS ARISING FROM COMPENSATION POLICIES AND PRACTICES

        The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies and practices. We performed, and the Compensation Committee reviewed, an assessment to determine whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on us. We reviewed material elements of both executive and non-executive employee compensation. We concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

        We believe that we have created a balanced and diverse compensation program that does not encourage excessive or unnecessary risk taking. Below is a summary of some of the more significant risk-mitigating factors that apply to our compensation programs:

  •
  Mix of total compensation is balanced among fixed components like salary and benefits, annual bonuses that reward corporate performance, and equity awards with an emphasis toward rewarding long-term performance.

  •
  Annual bonuses and performance unit awards use multiple performance metrics that are closely aligned with our strategic business goals.

  •
  We have the discretion to reduce annual bonus payments, or pay no bonus, based on individual performance or any other factors we may determine to be appropriate in the circumstances.

  •
  Annual bonuses are capped at 200% of target and performance unit payouts are capped at 150% of target.

  •
  We maintain internal controls and auditing procedures around most financial and operating information used to evaluate corporate performance for purposes of annual bonuses and performance unit payouts.

  •
  We periodically benchmark our programs to ensure that they are consistent with industry and local practices.

  •
  Executives are subject to stock ownership guidelines that are designed to promote a long-term perspective in managing the business and to help align the interests of executives with those of stockholders.

DIRECTOR COMPENSATION

Director Compensation Table

        The table below sets forth the compensation paid to or earned by our directors, other than Mr. Jornayvaz, whose compensation is reported above under the heading "Executive Compensation—2012 Summary Compensation Table." For Mr. Harvey, the amounts reported in the table below represent compensation paid to or earned by him for his role as our Executive Vice Chairman of the Board. Neither of Messrs. Jornayvaz or Harvey receives any additional compensation for his service on the Board. For all other directors, the amounts reported in the table below represent compensation paid to or earned by them in accordance with our non-employee director compensation policy, which is described below the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Hugh E. Harvey, Jr.(2)	—	$749,079	$194,000	$268,917	$1,211,996
Terry Considine	$73,125	$74,986	—	—	$148,111
Chris A. Elliott	$66,250	$74,986	—	—	$141,236
J. Landis Martin	$81,250	$74,986	—	—	$156,236
Barth E. Whitham	$76,250	$74,986	—	—	$151,236

(1)
For Mr. Harvey, the amount in this column includes the following: $499,977 representing the grant date fair value of his annual restricted stock award granted on March 5, 2012; $229,459 representing the grant date fair value of his annual performance unit awards granted on March 5, 2012; and $19,643 representing the incremental fair value associated with the modification of outstanding shares of restricted stock to provide for the accrual of the special dividend that we paid to stockholders in December 2012. You can find more information about this award modification above under the heading "Compensation Discussion and Analysis—2012 Compensation Decisions—Accrual of Special Dividends on Restricted Stock." For each of Messrs. Considine, Elliott, Martin, and Whitham, the amount in this column represents the grant date fair value of his annual common stock award on May 29, 2012. We calculated the amounts in this column in accordance with financial statement reporting rules, using the same assumptions as we used for financial statement reporting purposes. For awards of common stock and restricted stock, the grant date fair value equals the number of shares granted multiplied by the closing market price of our common stock on the grant date. For awards of performance units, we estimated the grant date fair value using a Monte-Carlo simulation model. You can find information about this calculation and the underlying assumptions above under the heading "Grants of Plan-Based Awards in 2012."

Mr. Harvey held a total of 26,191 shares of restricted stock, 50,182 vested options, and 9,991 unvested options on December 31, 2012. He also held unvested performance unit awards representing 3,165 shares of common stock on December 31, 2012.

None of Messrs. Considine, Elliott, Martin, and Whitham held any shares of restricted stock, performance units, or options on December 31, 2012.

(2)
You can find additional details about Mr. Harvey's compensation below under the heading "Hugh E. Harvey, Jr.'s Employee Compensation."

Non-Employee Director Compensation Policy

        In February 2012, the Governance Committee conducted its annual review of director compensation. The Compensation Committee, on behalf of the Governance Committee, engaged F.W. Cook to assist with this review. As part of the review, the Governance Committee reviewed general industry data collected by F. W. Cook showing that our non-employee director compensation was below the median compensation for non-employee directors of companies of comparable size to us.

        Taking into account the recommendations of F.W. Cook, the Governance Committee recommended and the Board approved the changes to our non-employee director compensation described below:

	January- March 2012	April- December 2012
Annual cash retainer	$55,000	$55,000
Annual grant of common stock	$75,000	$75,000
Additional annual cash retainer to each committee chairperson:
Audit Committee	$15,000	$15,000
Compensation Committee	$10,000	$10,000
Governance Committee	$5,000	$7,500
Additional annual cash retainer to each committee member:
Audit Committee	—	$6,000
Compensation Committee	—	$5,000
Governance Committee	—	$4,000

        All cash retainers are paid in quarterly installments. The annual stock grant is made at the first Board meeting after the annual meeting.

Hugh E. Harvey, Jr.'s Employee Compensation

Stock Awards

        Mr. Harvey's current employment agreement provides that his annual equity award is generally intended to have a grant date fair value of $750,000; provided that his actual equity award for any year will be determined by the Compensation Committee in its sole discretion. Similar to Mr. Jornayvaz, Mr. Harvey requested that the Compensation Committee reduce his 2012 equity award to a grant date fair value of $500,000, which was approved by the Compensation Committee. For 2012, the value of this award was split among time-vested restricted stock (two-thirds), performance units—production (one-sixth), and performance units—relative TSR (one-sixth). These awards generally have the same terms as the awards granted to our executives, which are described above under the heading "Compensation Discussion and Analysis."

Non-Equity Incentive Plan Compensation

        Mr. Harvey's current employment agreement provides that his target annual bonus is generally intended to be $500,000; provided that his actual target bonus for any year will be determined by the Compensation Committee in its sole discretion. The amount reported in the column entitled "Non-Equity Incentive Plan Compensation" in the table above represents Mr. Harvey's annual cash bonus paid under our Short-Term Incentive Plan. Discretionary cash bonuses are reported in the column entitled "All Other Compensation" and are summarized in the table below. We calculated these amounts for Mr. Harvey in the same way that we calculated the non-equity incentive plan compensation and bonuses for our executives. You can find more information about how these amounts were calculated above under the heading "Compensation Discussion and Analysis."

All Other Compensation

        The following table provides details about other compensation paid to or earned by Mr. Harvey for 2012 in connection with his employment with us.

Name	Salary for Employee Position as our Executive Vice Chairman(1)	Bonus(2)	Perquisites and Other Personal Benefits(3)	Group Life Insurance Premiums(4)	Company Contributions to 401(k) Plan(5)	Total
Hugh E. Harvey, Jr.	$100,000	$162,000	$1,000	$917	$5,000	$268,917

(1)
Mr. Harvey's current employment agreement sets his salary at $100,000, subject to annual review by the Compensation Committee.

(2)
Amount represents a discretionary cash bonus paid to Mr. Harvey on account of corporate performance relating to major capital projects and our potash marketing and sales program. You can find more information about similar bonuses paid to our executives above under the heading "Compensation Discussion and Analysis." Mr. Harvey's annual cash bonus under our Short-Term Incentive Plan is reported as Non-Equity Incentive Plan Compensation in the Director Compensation Table above.

(3)
Amount represents payments relating to office parking. Although Mr. Harvey is allowed personal use of aircraft that we own or lease, we did not incur incremental costs in 2012 as a result of this use.

(4)
Amount represents group life insurance premiums for coverage in excess of $50,000.

(5)
Amount represents matching contributions made by us under our 401(k) plan.

Employment and Change-in-Control Severance Agreements

        On May 18, 2010, we entered into our most recent employment agreement with Mr. Harvey in connection with his employment as our Executive Vice Chairman of the Board. The original term of the agreement was for 18 months, and the term automatically extends by 12 months on the last day of the initial 18-month term and on each anniversary of that date thereafter, unless one party provides written notice of non-renewal to the other party at least 90 days prior to the effective date of an automatic extension. The other terms of this agreement are substantially similar to the terms of our employment agreement with Mr. Jornayvaz, which is described above under the heading "Employment Agreement with Robert P. Jornayvaz III." We also have entered into a change-in-control severance agreement with Mr. Harvey, pursuant to which he is entitled to severance benefits in connection with the change in control of Intrepid. The terms of this agreement are substantially similar to the terms of our change-in-control severance agreement for our executives, which is described above under the heading "Termination and Change-in-Control Payments."

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2012, regarding our equity compensation plan:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted- average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	358,024	(1)	$26.26	3,931,538	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	358,024		$26.26	3,931,538

(1)
Represents shares issuable upon the exercise of outstanding nonqualified stock options issued under our Equity Incentive Plan.

(2)
Represents shares available for future issuance under our Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of April 1, 2013, by the following persons:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors and each of our executives who is named in the Summary Compensation Table above; and

  •
  all members of our board of directors and our executive officers as a group.

        The table is based on information that we received from the nominees, other directors, and executive officers and information disclosed in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable as of April 1, 2013, or will be exercisable within 60 days of that date, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the total and percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        None of our directors or executive officers has pledged as security any of the shares that they beneficially own. Unless otherwise noted, each of the stockholders listed below has sole voting and investment power (or under marital property laws, shares these powers with his spouse) with respect to the shares shown in the table below. Unless otherwise noted, the business address of each stockholder is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of Shares Outstanding Beneficially Owned(1)
Stockholders Owning More Than 5%
Robert P. Jornayvaz III, Executive Chairman of the Board	10,718,805	(2)	14.1%
Hugh E. Harvey, Jr., Executive Vice Chairman of the Board	9,810,159	(3)	12.9%
Morgan Stanley	6,837,350	(4)	9.0%
Neuberger Berman	4,297,312	(5)	5.7%
Piper Jaffray Companies	4,058,604	(6)	5.4%
Directors and Executives
Terry Considine, Director	61,473	(7)	< 1%
Chris A. Elliott, Director	8,598		< 1%
J. Landis Martin, Director	83,709	(8)	< 1%
Barth E. Whitham, Director	20,573		< 1%
David W. Honeyfield, President and Chief Financial Officer	122,394	(9)	< 1%
Martin D. Litt, Executive Vice President, General Counsel, and Secretary	62,411	(10)	< 1%
John G. Mansanti, Senior Vice President of Operations	55,101	(11)	< 1%
James N. Whyte, Executive Vice President of Human Resources and Risk Management	67,280	(12)	< 1%
All executive officers and directors as a group (12 persons including those named above)	21,041,182		27.7%

(1)
The percentage ownership for each stockholder on April 1, 2013, was calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) the number of shares of our common stock outstanding on April 1, 2013 (75,756,318), plus any shares the stockholder has the right to acquire as of April 1, 2013, or within 60 days of that date, through the exercise of stock options.

(2)
Includes (a) 10,589,949 shares held by Intrepid Production Corporation that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III as a result of his position as the sole stockholder, sole director and President of Intrepid Production Corporation, (b) 30,720 unrestricted shares held directly by Mr. Jornayvaz, (c) 42,097 shares of restricted stock, (d) 55,919 shares subject to stock options that are exercisable as of April 1, 2013, or within 60 days of that date, and (d) 120 shares held by Mr. Jornayvaz's daughter, of which he disclaims beneficial ownership.

(3)
Includes (a) 9,690,335 shares held by Harvey Operating and Production Company that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. as a result of his position as the sole stockholder, sole director and President of Harvey Operating and Production Company, (b) 21,808 unrestricted shares held directly by Mr. Harvey, (c) 42,097 shares of restricted stock, and (d) 55,919 shares subject to stock options that are exercisable as of April 1, 2013, or within 60 days of that date.

(4)
This information is based on an Amendment No. 4 to Schedule 13G filed with the SEC by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 13, 2013, with respect to their holdings as of December 31, 2012. Each of Morgan Stanley and Morgan Stanley Investment Management Inc. reported sole voting power with respect to 6,739,822 of the shares and sole dispositive power with respect to 6,837,350 of the shares. The shares reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly owned subsidiary of Morgan Stanley. The principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036, and the principal business office of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(5)
This information is based on an Amendment No. 1 to Schedule 13G filed with the SEC by Neuberger Berman Group LLC (or NB Group), Neuberger Berman LLC (or NB), Neuberger Berman Management LLC (or NB Management), and Neuberger Berman Equity Funds (or NB Equity Funds) on February 14, 2013, with respect to their holdings as of December 31, 2012. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC, and Neuberger Berman Fixed Income LLC (all of which are affiliates of NB) are also aggregated in the reported holdings. Each of NB and Neuberger Berman Management serves as a sub-adviser and investment manager, respectively, of NB Group's various registered mutual funds that hold the reported shares for their clients in the ordinary course of business. No one client has an interest of more than 5% of Intrepid. As investment advisers, certain affiliated persons that are controlled by NB Group have investment and voting powers with respect to the reported shares. Each of NB Group and NB reported shared voting power over 4,198,109 of the shares and shared dispositive power over 4,297,312 of the shares. NB Management reported shared voting power over 3,751,499 of the shares and shared dispositive power over 3,751,499 of the shares. NB Equity Funds reported shared voting and dispositive power over 3,158,899 of the shares. Each of NB Group, NB, and NB Management has disclaimed beneficial ownership of the reported shares. The principal business office of NB Group, NB, NB Management and NB Equity Funds is 605 Third Avenue, New York, New York 10158.

(6)
This information is based on a Schedule 13G filed with the SEC by Piper Jaffray Companies on February 15, 2013, with respect to holdings as of December 31, 2012. Piper Jaffray Companies reported sole voting and dispositive power with respect to the shares. Advisory Research, Inc. (or ARI), a wholly owned subsidiary of Piper Jaffray Companies and a registered investment adviser, is the beneficial owner of 4,058,604 shares as a result of acting as investment adviser to various clients. Piper Jaffray Companies may be deemed to be the beneficial owner of the shares through control of ARI. Piper Jaffray Companies disclaims beneficial ownership of the shares. The principal business office of Piper Jaffray Companies is 800 Nicollet Mall Suite 800, Minneapolis, Minnesota 55402.

(7)
Represents (a) 13,073 shares held directly by Mr. Considine, (b) 4,840 and 38,720 shares indirectly owned through CIC Retirement Plan and Carbondale Corporation Retirement Plan, respectively, each of which is a qualified retirement plan, which shares were acquired as the result of a pro rata distribution of stock by Potash Acquisition, LLC on November 11, 2008, and (c) 4,840 shares held by the Considine Family Foundation. Mr. Considine has shared voting and dispositive power over the shares held by the Carbondale Corporation Retirement Plan and the Considine Family Foundation. Mr. Considine disclaims beneficial ownership of the shares held by the Considine Family Foundation.

(8)
Represents shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.

(9)
Represents (a) 34,523 unrestricted shares, (b) 46,488 shares of restricted stock, and (c) 41,383 shares subject to stock options that are exercisable as of April 1, 2013, or within 60 days of that date.

(10)
Represents (a) 15,350 unrestricted shares, (b) 26,618 shares of restricted stock, and (c) 20,443 shares subject to stock options that are exercisable as of April 1, 2013, or within 60 days of that date.

(11)
Represents (a) 17,561 unrestricted shares, (b) 27,623 shares of restricted stock, and (c) 9,917 shares subject to stock options that are exercisable as of April 1, 2013, or within 60 days of that date.

(12)
Represents (a) 33,346 unrestricted shares, (b) 11,144 shares of restricted stock, (c) 22,400 shares subject to stock options that are exercisable as of April 1, 2013, or within 60 days of that date, (d) 230 shares held in a custodial account for his son, and (e) 160 shares owned by his son.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy on Transactions with Related Persons

        Our Board has adopted a written policy with respect to related person transactions. Under this policy, the Audit Committee must review and approve or ratify any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000, and (c) a related person has or will have a direct or indirect material interest. For purposes of this policy, a "related person" means (a) any of our directors, executive officers, or nominees for director, (b) any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock, (c) any immediate family member of the foregoing, and (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10%) or control of the entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our stockholders.

        In addition, our Board-adopted Code of Business Conduct and Ethics provides that no director, officer, or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of such opportunity through his or her affiliation with us.

        Our Board or the Audit Committee approved each of the arrangements described below under the heading "Related Person Transactions" when we originally entered into or agreed to it, with the exception of our purchase of office furniture from IPC and the LARRK Foundation in connection with the termination of sublease agreements with those entities. The Audit Committee was not required to approve these purchases because the amount involved did not exceed $120,000.

Related Person Transactions

        Set forth below is a description of related transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2012.

 Director Designation and Voting Agreement

        You can find more information about this agreement above under the heading "Corporate Governance."

Registration Rights Agreement

        Intrepid, IPC, and HOPCO are parties to a Registration Rights Agreement that was entered into in 2008. As noted previously, Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. Under this agreement, each of IPC and HOPCO has the right, in certain circumstances, to require us to register for sale some or all of the shares of common stock held by it. Subject to the terms and conditions of the agreement, each of IPC and HOPCO will have the right to make three "demands" for registration, one of which may require a shelf registration statement. In addition, in connection with future registered offerings by us, whether pursuant to a "demand" registration or otherwise, IPC and HOPCO will have the ability to exercise certain "piggyback registration rights" and have some or all of their shares included in the registration statement. We will bear all costs of registration pursuant to the registration rights provided under this agreement.

Airplane Use Policy

        Our Board has adopted a written policy with respect to aircraft use, under which Messrs. Jornayvaz and Harvey, and other approved executives, are allowed personal use of our plane. Additionally, Messrs. Jornayvaz and Harvey may use the plane under dry-lease agreements and reimburse us the lesser of the actual cost or the maximum amount chargeable under Federal Aviation Regulation 91-501(d).

        In December 2011, we entered into a dry-lease agreement with BH Holdings LLC, or BH, that allows us to use an aircraft owned by BH for Intrepid business purposes. BH is owned by entities controlled by Messrs. Jornayvaz and Harvey, In January 2009, we entered into a dry-lease agreement with Intrepid Production Holdings LLC, or IPH, that allows us to use an aircraft owned by IPH for Intrepid business purposes. IPH is indirectly owned by Mr. Jornayvaz. For 2012, we paid $656,654 and $496,230 to BH and IPH, respectively, under these agreements.

Sublease of Hangar Space from Rare Air Limited, LLC

        In October 2012, we entered into an agreement with Rare Air Limited, LLC, or Rare Air, to sublease hangar deck and storage space from this entity. Rare Air is owned in part by entities owned or controlled by Mr. Jornayvaz. We previously subleased hangar deck and storage space from an unaffiliated company that provides aircraft maintenance services to us. In 2012, that company moved its operations to the Rare Air facility. As a result, we decided to enter into the sublease agreement with Rare Air in part so that we could continue to receive aircraft maintenance services from the same company we had been using in the past. For 2012, we paid $12,996 to Rare Air under this agreement.

Sublease of Office Space to IPC and the LARRK Foundation

        In 2008, we entered into agreements with IPC and the LARRK Foundation to sublease portions of our headquarters office space to these entities. The LARRK Foundation is a charitable foundation of which Mr. Jornayvaz is a trustee. In November 2012, we exercised our rights under these agreements to terminate the agreements so that we could make use of the office space for our workforce.

        The subleases to IPC and the LARRK Foundation were on the same general terms and conditions as the master lease under which we lease our office space. IPC and the LARRK Foundation paid their respective shares of the security deposit due under the master lease and paid directly for the build-out of their respective subleased space.

        For 2012, IPC and the LARRK Foundation paid us $66,653 and $8,948, respectively, in sublease payments under these agreements. In connection with the termination of the sublease agreements and in accordance with the original agreement terms, we reimbursed IPC and the LARRK Foundation for original build-out costs of $194,640 and $27,251, respectively. Under the original agreement terms, we also agreed to reimburse IPC and the LARRK Foundation for any relocation costs associated with the termination of the agreements. We have not yet paid any amounts for relocation costs. In addition, in connection with the termination of the sublease agreements, we purchased office furniture from IPC and the LARRK Foundation for $54,987 and $12,781, respectively. As of December 31, 2012, we had an accounts payable balance due to IPC and the LARRK Foundation of $15,683 and $2,758, respectively, due to refundable prepayments and deposits related to these agreements.

Transition Services Agreement

        On April 25, 2008, we entered into a Transition Services Agreement with Intrepid Oil & Gas, LLC (or IOG). IOG is owned in equal parts by IPC and HOPCO. On March 25, 2011, the term of this agreement was extended to April 24, 2013. Under this agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of geology, land title and engineering services in connection with IOG's oil and gas ventures with payment by IOG to Intrepid for these services at cost plus 10%.

        IOG is obligated to reimburse us for an amount equal to the sum of the following amounts:

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  The number of hours our employees spend performing services under the agreement for a month, multiplied by a cost per hour for each employee that takes into account actual gross wages, salaries, bonuses, incentive compensation and payroll taxes of that employee, employee benefit plans attributable to the employee and other benefits directly attributable to the employee, plus an amount equal to 10% of the employee cost per hour to ensure fairness of the arrangements to us

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  All reasonably documented out-of-pocket costs and expenses incurred by us during the month

        The aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement is limited to 15%. This limit may be exceeded only with the prior approval of our Board.

        In addition, the parties to the Transition Services Agreement (a) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near our Moab, Utah, mine; and (b) consent to and authorize the drilling of the well by IOG at its own expense, provided that such drilling does not interfere with our operations. If and to the extent any costs are incurred by us in connection with IOG's drilling of the well, those costs will be reimbursable. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and we agree that the well should be converted for use in its potash production, we will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify us for any damage to the Moab mine that is caused by the drilling of the well. For 2012, IOG paid us $2,968 for services under this agreement.

Surface Use Easement Agreements

        In connection with oil and gas rights owned by IOG that exist below the surface of land owned by us, we entered into two Surface Use Easement and Water Purchase Agreements with IOG, dated July 14, 2009, and November 16, 2009 (referred to as the July Agreement and November Agreement, respectively). In April 2012, IOG and we terminated the November Agreement, as described more fully below.

        Under the July Agreement, we have granted IOG an easement across a portion of our land to access a drilling site for one of its wells. The term of the easement continues for so long as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for this easement, IOG paid us $9,500 and has agreed to pay us $7,500 (plus an administrative fee) on July 2 of each year during the term of the easement. Among other things, we have agreed to sell IOG water or salt brine to the extent that we have excess water or salt brine available that we may legally sell. For 2012, IOG paid us $8,250 under the July Agreement.

        Under the November Agreement, we had granted IOG an easement across a portion of our land to access a drilling site for another of its wells. In April 2012, IOG and we terminated the November Agreement. IOG has plugged and abandoned the well and reclaimed the well site location to the satisfaction of the state regulatory agency, other than with respect to an access road and drill pad that we intend to use for purposes of our potash operations. In return for these assets, we assumed the remaining reclamation obligations with respect to the well site location. IOG did not pay us any amounts in 2012 under the November Agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        As permitted by the Delaware General Corporation Law, or DGCL, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for the following:

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  Any breach of the person's duty of loyalty to us or our stockholders

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  Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law

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  Any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends

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  Any transaction from which the person derived an improper personal benefit

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, our certificate of incorporation and bylaws provide that we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director, officer, employee or agent of another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions. In addition, we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such. We have obtained liability insurance for our directors and officers.

        Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

        We have entered into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Exchange Act, our directors and executive officers, and certain persons who own more than 10% of our common stock, must report their initial ownership of our common stock and any changes in that ownership in reports filed with the SEC. These individuals and entities are required to furnish us with copies of all of these reports. Based solely on a review of reports furnished to us, and written representations from our directors and executive officers that they were not required to file any other reports during 2012, we believe that all of our directors, executive officers, and 10% owners timely filed all reports required to be filed for 2012 under Section 16(a) of the Exchange Act, except that a Form 4 for Brian Frantz, our Vice President—Finance, Controller, and Chief Accounting Officer relating to a grant of restricted stock on February 22, 2012, was filed one business day late due to an administrative error.

AUDIT COMMITTEE REPORT

        The following report of the Audit Committee is not "soliciting material," will not be deemed "filed" with the SEC, and will not be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

        The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of Intrepid's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of Intrepid's independent accountants, (c) the performance of Intrepid's internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.

        Management is responsible for Intrepid's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Intrepid's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Intrepid for the fiscal year ended December 31, 2012. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Intrepid be included in Intrepid's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, that was filed with the SEC.

                      THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.

                      J. Landis Martin, Chairman
                      Terry Considine
                      Chris A. Elliott
                      Barth E. Whitham

HOUSEHOLDING

        We have adopted a practice called "householding." This practice allows us to deliver only one copy of certain of our stockholder communications (including proxy-related materials, annual reports and information statements) to stockholders who have the same address and last name and who do not participate in e-mail delivery of these materials, unless one or more of these stockholders notifies us that he or she would like to receive an individual copy. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year's annual meeting or for any future meetings or stockholder communications, please send your written request to Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention: Secretary, or call us at (303) 296-3006. Upon request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2014 proxy statement must submit the proposal so that it is received by us no later than December 12, 2013. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.

        For stockholder proposals submitted outside of the SEC proposal rules, our bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual meeting be received by our Secretary not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual meeting. Accordingly, notice of stockholder proposals for the 2014 annual meeting must be received by us between January 29, 2014, and February 28, 2014.

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

        If you request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, without charge. You should send your written requests to Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202. The exhibits to the annual report are available upon payment of charges that approximate our cost of reproduction.

        You can also obtain copies of the annual report and exhibits, as well as other filings that we make with the SEC, on our website at investors.intrepidpotash.com or on the SEC's website at www.sec.gov.

OTHER MATTERS

        Management does not know of any other matters to be brought before the 2013 annual meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

Martin D. Litt Secretary

April 3, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01M0RB 1 U PX + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. The Board of Directors recommends that you vote FOR Proposals 2-3. For Against Abstain 2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013. For Against Abstain 3. The approval, on an advisory basis, of our executive compensation. 1. The election of two Class II directors to our Board of Directors to serve three-year terms expiring at our 2016 annual meeting of stockholders. 01 - J. Landis Martin 02 - Barth E. Whitham IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain Change of Address — Please print new address below. B Non-Voting Items 1 5 9 7 1 1 2 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Mountain Daylight Time, on May 29, 2013. Vote by Internet • Go to www.envisionreports.com/IPI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

2013 Annual Meeting of Stockholders of Intrepid Potash, Inc. May 29, 2013, 10:00 a.m. (Mountain Daylight Time) Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202 This proxy is solicited on behalf of the Board of Directors of Intrepid Potash, Inc. for the Annual Meeting of Stockholders to be held on May 29, 2013. The undersigned hereby appoints David W. Honeyfield and Martin D. Litt, and each of them, the undersigned’s true and lawful agents and proxies (with full power of substitution in each) to represent and to vote as directed all common stock of Intrepid Potash, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders of Intrepid Potash, Inc. to be held at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202, on May 29, 2013, at 10:00 a.m. local time, or at any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement. The proxies are also authorized to vote in their discretion upon any other matters as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE TWO NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2-3. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. Proxy — Intrepid Potash, Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 29, 2013. The Proxy Statement and Annual Report are available at envisionreports.com/IPI. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.